Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

AIRBORNE, INC.,

GF CONSUMER HEALTH, LLC,

GF CAPITAL PRIVATE EQUITY FUND, L.P.,

and

SCHIFF NUTRITION GROUP, INC.

Dated as of March 30, 2012

TABLE OF CONTENTS

Page

ARTICLE I
Defined Terms

1.1	Defined Terms	1

ARTICLE II
Purchase and Sale of Shares

2.1	Purchase and Sale	10
2.2	Purchase Price	10
2.3	Working Capital Adjustment	10
2.4	Working Capital Escrow	12

ARTICLE III
Closing

3.1	Closing	12
3.2	Closing Deliveries	12

ARTICLE IV
Representations and Warranties Relating to the Company

4.1	Organization and Qualification of the Company; Authorization	13
4.2	Capital Stock of the Company	14
4.3	No Violations	14
4.4	Governmental Approvals	15
4.5	Other Equity Interests	15
4.6	Financial Statements; No Undisclosed Liabilities; Indebtedness	15
4.7	Absence of Certain Changes and Actions	15
4.8	Real Property	18
4.9	Personal Property	18
4.10	Intellectual Property	18
4.11	Litigation	22
4.12	Contracts	22
4.13	Certain Employees; Labor	24
4.14	Employee Benefit Plans	24
4.15	Taxes	26
4.16	Environmental	28
4.17	Insurance	28
4.18	Warranties; Product Liability	29
4.19	Compliance with Laws; Permits	29
4.20	Transactions with Affiliates	29
4.21	Certain Regulatory Matters	29
4.22	Books and Records	31
4.23	Bank Accounts	31
4.24	Inventory	31
4.25	Brokers’ Fees; Payments to Others	31
4.26	Foreign Corrupt Practices and International Trade Practices	31
4.27	Customers and Suppliers	32

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ARTICLE V
Representations and Warranties of Seller

5.1	Organization and Qualification of Seller; Authorization	32
5.2	No Violations	33
5.3	Brokers’ Fees; Payments to Others	33
5.4	Governmental Approvals	33
5.5	Litigation	33

ARTICLE VI
Representations and Warranties of Buyer

6.1	Organization of Buyer; Authorization	33
6.2	No Violations	34
6.3	Governmental Approvals	34
6.4	Brokers	34
6.5	Securities Laws Representations	34
6.6	Sophistication	34

ARTICLE VII
Covenants and Agreements

7.1	Non-solicitation	34
7.2	Repayment of Indebtedness	35
7.3	Confidentiality Agreement of Seller and Parent	35
7.4	Certain Tax Matters	36
7.5	Public Announcements	40
7.6	Obligations to Continuing Employees	40
7.7	Director and Officer Liability and Indemnification	41
7.8	Further Assurances	41
7.9	Physical Count of Inventory	41

ARTICLE VIII
Survival and Indemnification

8.1	Survival	41
8.2	Indemnification	42
8.3	Limitations on Indemnity	42
8.4	Procedure for Third Party Claims	43
8.5	Payments	45
8.6	Exclusive Remedy; No Claims Against the Company	45

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ARTICLE IX
Miscellaneous

9.1	Amendment; Waiver	45
9.2	Notices	45
9.3	Counterparts; Facsimile Transmission	46
9.4	Attorneys’ Fees	46
9.5	Expenses	47
9.6	Other Remedies	47
9.7	Binding Effect; Assignment	47
9.8	Severability	47
9.9	Governing Law	47
9.10	Jurisdiction; Waiver of Jury Trial	47
9.11	Construction	48
9.12	Specific Performance	48
9.13	Entire Agreement	49

EXHIBITS:

Exhibit A             Working Capital Escrow Agreement

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 30, 2012, is entered into by and among Airborne, Inc., a Delaware corporation (the “Company”), GF Consumer Health, LLC, a Delaware limited liability company (“Seller”), GF Capital Private Equity Fund, L.P., a Delaware limited partnership (“Parent”), solely for purposes of Sections 2.3, 2.4, 7.1, 7.3, 7.4, 7.7, 8.1-8.6, and 9.1-9.13, and Schiff Nutrition Group, Inc., a Utah corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns beneficially and of record all of the issued and outstanding capital stock of the Company, which as of the date of this Agreement consists of 1,000 shares of the Company’s common stock, par value $0.001 per share (the “Company Shares”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Company Shares on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to become legally bound hereby, agree as follows:

ARTICLE I
DEFINED TERMS

1.1 Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“1934 Act” shall have the meaning specified in Section 4.6(c).

“Accounting Principles” shall have the meaning specified in Section 2.3(a).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person; “control” means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

“Agreement” shall have the meaning specified in the preamble hereto.

“Ancillary Documents” shall have the meaning specified in Section 4.1(b).

“Auditor” shall have the meaning specified in Section 2.3(d).

“Available Software” shall have the meaning specified in Section 4.10(c).

“Basket” shall have the meaning specified in Section 8.3(a).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York City.

“Buyer” shall have the meaning specified in the preamble hereto.

“Buyer Closing Date Taxes” shall have the meaning specified in Section 4.15.

“Buyer Indemnified Parties” shall have the meaning specified in Section 8.2(a).

“Cap” shall have the meaning specified in Section 8.3(a).

“Claim Notice” shall have the meaning specified in Section 8.4(a).

“Closing” shall have the meaning specified in Section 3.1.

“Closing Balance Sheet” shall mean an unaudited balance sheet of the Company as of the Closing Date prepared pursuant to Section  2.3 hereof.

“Closing Date” shall have the meaning specified in Section 3.1.

“COBRA” shall have the meaning specified in Section 4.14(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreements” shall have the meaning specified in Section 4.15(g).

“Company” shall have the meaning specified in the preamble hereto.

“Company Common Stock” shall have the meaning specified in Section 4.2.

“Company Fundamental Representations” shall mean those representations and warranties made by the Company in Sections 4.1, 4.2, 4.15 and 4.25.

“Company Intellectual Property” shall mean all Intellectual Property Rights and Technology owned or purported to be owned by the Company.

“Company Plan” and “Company Plans” shall have the meanings specified in Section 4.14(a).

“Company Shares” shall have the meaning specified in the recitals hereto.

“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement dated November 30, 2011 by and between Buyer and the Company.

“Confidential Information” shall have the meaning specified in Section 7.3.

“Consent Decree” shall have the meaning specified in Section 4.21(g).

“Contract” shall mean any note, bond, mortgage, indenture, deed of trust, lease, rental agreement, insurance policy, sales order, license, agreement, purchase order, commitment and any other contract or binding arrangement, and all amendments, modifications or supplements thereof, and all addenda, work orders or other similar documents attached thereto.

“Copier Lease” shall mean that certain Equipment Lease Agreement No. 282785 by and between Office Equipment, as lessor, and the Company, as lessee, dated on or around April 19, 2011 in connection with the lease of three (3) Richo copiers.

“D&O  Indemnified Person” shall have the meaning specified in Section 7.7.

“DOL” shall have the meaning specified in Section 4.14(c).

“Encumbrances” shall mean, to the extent applicable, all liens (including liens for Taxes), mortgages, security interests, leases, licenses, assignments, options, charges, rights of first refusal or first offer, easements or other similar encumbrances.

“Environmental Requirements” shall mean all federal, state, local and foreign statutes, regulations and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, in each case as amended and now in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean U.S. Bank N.A.

“Estimated Working Capital” shall have the meaning specified in Section 2.3(a).

“Excess Consideration” shall have the meaning specified in Section 2.3(e)(i).

“FDA” shall have the meaning specified in Section 4.21(a).

“Final Statement” shall have the meaning specified in Section 2.3(b).

“Final Working Capital” shall have the meaning specified in Section 2.3(d).

“Financial Statements” shall have the meaning specified in Section 4.6(a).

“Foreign Official” is broadly interpreted and includes: (i) any elected or appointed official of a Foreign Government (e.g., a member of a ministry of health); (ii) any employee or Person acting for or on behalf of a Foreign Government official, Foreign Government agency, or enterprise performing a function of a Foreign Government; (iii) any non-U.S. political party officer, employee or Person acting for or on behalf of a non-U.S. political party, or candidate for non-U.S. political office; (iv) any employee or Person acting for or on behalf of a public international organization; and (v) any Person otherwise categorized as an official of a Foreign Government under local Law.  For purposes of this definition, “Foreign Government” includes all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative or executive).  Without limiting the generality of the foregoing and for the avoidance of doubt, for purposes of this Agreement, all Foreign Government employees and employees of enterprises owned or controlled by Foreign Governments are considered Foreign Officials.

“FTC” shall have the meaning specified in Section 4.21(a).

“GAAP” shall mean generally accepted accounting principles in effect in the United States.

“Governmental Entity” shall mean any foreign, domestic, multinational, federal, territorial, state or local governmental authority, quasi-governmental authority (such as the National Advertising Division of the Better Business Bureau), regulatory body, court, tribunal, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” shall mean, as to any Person, any judgment, injunction, decision, settlement, writ, verdict, consent decree, other decree or order entered, issued, made or rendered by any Governmental Entity, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and any award in any arbitration or mediation proceeding.

“Hazardous Material” shall mean any substance, material or waste which is regulated by or forms the basis of liability under any Environmental Requirements, including (i) any material or substance which is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Requirements, (ii) polychlorinated biphenyls (PCB’s) or (iii) any radioactive substance.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Income Tax Returns” shall mean any Tax Returns that are based on or measured by net income, any Texas franchise Tax Returns and any State of Washington Business and Occupation Tax Returns.

“Indebtedness” shall mean, with respect to the Company, (i) all indebtedness for borrowed money, (ii) any other indebtedness owed by the Company under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security or instrument made or issued by the Company or otherwise, (iii) all letters of credit, performance bonds or bankers acceptances, (iv) all indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (but shall not include any purchase order commitments for which the Company is liable, contingently or otherwise), (v) all indebtedness secured by a security interest, pledge or mortgage on the Company’s assets, (vi) all capitalized lease obligations, synthetic lease obligations and sale leaseback obligations, whether secured or unsecured, (vii) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions, (viii) all direct or indirect guarantees of any of the foregoing for the benefit of any Person, (ix) any unfunded amounts under any deferred compensation plans of the Company and (x) all interest, premium and prepayment penalties payable in respect of any of the foregoing.

“Indemnified Party” shall have the meaning specified in Section 8.4(a).

“Indemnifying Party” shall have the meaning specified in Section 8.4(a).

“Insurance Policies” shall have the meaning specified in Section 4.17.

“Intellectual Property Rights” shall mean and include all rights in and to all (i) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), including all design, plant and utility patents, letters patent, utility models, and any disclosures relating thereto (and any patents that issue as a result of those patent applications), and any inventions claimed therein, together with all pending patent applications and provisional applications and all issuances, reissuances/reissues, continuations, continuations-in-part, revisions, extensions, divisionals/divisions, renewals and re-examinations of such patents and applications and foreign counterparts thereto; (ii) United States and foreign trademarks, trade names, service marks, service names, brand names, trade dress, logos, slogans, corporate names, and assumed, fictional, business and trade names, and other brand identifiers or source indicators and proprietary indicia of goods and services, whether registered or unregistered, and the goodwill associated therewith connected with the use of and symbolized by any of the foregoing, together with any registrations and applications for registration thereof, including intent-to-use applications and all issuances, extensions and renewals of such registrations and applications, and all related and similar rights, and the goodwill symbolized thereby associated therewith, together with all translations, adaptations, derivations, and combinations thereof, including without limitation any telephone numbers (such as toll-free service or customer support numbers); and website consent, accounts, pages and hashtags on social media sites; (iii) original works of authorship in any medium of expression, published or unpublished, including any United States and foreign copyrights, whether registered or unregistered, including moral rights, and any applications, registrations and renewals for registration thereof; (iv) databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (v) trade secrets and other rights in know-how and confidential or proprietary information, including any plans (including without limitation business plans and marketing plans), designs, technical information, financial information, business information, pricing and cost information and margins or the like, bills of material, recipes and formulations for each Product, manufacturing process technology, materials, manufacturing, packaging, labeling and quality assurance specifications, manufacturing data, drawings, methods, systems, inventions, discoveries, formulas, techniques, materials, designs, compositions, expertise, technology, research and development, and all other similar confidential or proprietary information, whether or not patentable or copyrightable; (vi) URL and domain name registrations, and rights in websites, domain names, and keywords held by the Company, whether or not trademarks; (vii) designs and inventions (whether or not patentable and whether or not reduced to practice), records of inventions, invention disclosures, test information, developments, applications, improvements, formulae, concepts, ideas, discoveries, methods or processes, research property rights, and all improvements to any of the foregoing; (viii) computer software and programs, (including source code and executable or object code), subroutines, interfaces, APIs, algorithms, and associated build scripts and test scripts; (ix) other proprietary or intellectual property rights now known in any jurisdiction worldwide; (x) any other similar intangible property of any kind, now existing, and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world; and (xi) claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge after reasonable inquiry, of each of the following individuals:  Marti Morfitt, Darran M. Spence, Libby Trader, Erik Baker, L. Neil Shapiro, Jim O’Sullivan (limited to his knowledge as to his area of expertise as it relates to his position as Vice President of Sales), Chris Baughman (limited to his knowledge as to his area of expertise as it relates to his position as Vice President of Supply Chain), and Ken Rowe (limited to his knowledge as to his area of expertise as it relates to his position as Vice President of Research and Development).

“Law” shall mean any foreign, domestic, multinational, federal, territorial, state and local laws, statutes, regulations, treaties, rules, codes, or ordinances enacted, adopted, issued or promulgated by any Governmental Entity or common law.

“Leased Real Property” shall have the meaning specified in Section 4.8.

“Leases” shall have the meaning specified in Section 4.8.

“Liability” or “Liabilities” shall mean any liability or liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).

“Licensed Intellectual Property” shall mean all Intellectual Property Rights and Technology licensed from third parties and used or held for use in the operation of the Company’s business.

“Litigation” shall mean any action, claim, suit, proceeding, litigation, cause of action, arbitration, charge, patent opposition or reexamination request or proceeding or formal hearing, including any administrative hearing or any investigation.

“Losses” shall mean any and all claims, Liabilities, damages, losses, diminution in value, awards, settlements, judgments, charges, expenses, Taxes and costs (including reasonable attorneys’ fees).

“Material Adverse Effect” shall mean any change, event, occurrence, development, fact, condition, effect or circumstance that, individually or in the aggregate with all other changes, events, occurrences, developments, facts, conditions, effects or circumstance has or could reasonably be expected to have a material adverse effect on (i) the ability of the Company to timely perform its obligations under this Agreement or the Ancillary Documents or (ii) the results of operations, the business, assets, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Company, other than, in the case of clause (ii), any change, event, occurrence, development, fact, condition, effect or circumstance resulting from (a) events affecting the United States or global economy or capital or financial markets generally, (b) changes in Law or GAAP or any interpretation thereof, (c) any act of God or natural disaster, or (d) war, conflicts, any acts of terrorism or change in geopolitical condition, except, in the cases of clauses (a), (b), (c) and (d), to the extent the Company is materially and disproportionately affected by such effect as compared to other businesses engaged in the immunity business in which the Company operates.

“Material Contract” shall have the meaning specified in Section 4.12(a).

“Minneapolis Lease” shall mean that certain Lease between City Center Retail/AG 800 Washington, L.L.C., as landlord, and the Company, as tenant, dated as of February 1, 2009, as amended from time to time.

“Most Recent Balance Sheet” shall have the meaning specified in Section 4.6(a).

“Non-Income Tax Return” shall mean any Tax Return other than an Income Tax Return.

“Non-Solicitation Term” shall have the meaning specified in Section 7.1(a).

“Notice of Disagreement” shall have the meaning specified in Section 2.3(c).

“Notice Period” shall have the meaning specified in Section 8.4(a).

“OFAC” shall have the meaning specified in Section 4.26(b).

“Organizational Document” shall mean:  (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the operating agreement, limited liability company agreement, or similar document governing a limited liability company; (iii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iv) any amendment to any of the foregoing.

“Other Real Property Agreements” shall have the meaning specified in Section 4.8.

“Other Real Property Interests” shall mean all easements, rights of access, appurtenances and other interests in real property that are held for use or used in connection with the business of the Company and in which the Company has, or acquired prior to Closing in compliance with this Agreement, any right, title or interest (excluding interests in Leased Real Property).

“Parent” shall have the meaning specified in the preamble hereto.

“Payoff Letters” shall have the meanings specified in Section 3.2(a)(iv).

“Permit” and “Permits” shall have the meanings specified in Section 4.19.

“Permitted Encumbrances” shall mean, to the extent applicable, Encumbrances which (i) are liens for Taxes not yet due and payable, (ii) do not, individually or in the aggregate, detract from the value of the assets to which they attach or impair the use of such assets in the conduct of the Company, or (iii) are mechanics’, carriers’, materialmen’s, landlords’ or other similar liens incurred in the ordinary course of business that are for sums not yet due and payable.

“Person” shall mean any natural person, corporation, limited liability company, trust, unincorporated association, partnership, joint venture, Governmental Entity or other entity.

“Post-Closing Tax Period” shall mean any Tax period ending after the Closing Date, other than a Straddle Period.

“Preliminary Statement” shall have the meaning specified in Section 2.3(a).

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date.

“Private Resolution Period” shall have the meaning specified in Section 2.3(d).

“Product” shall mean a preparation for human use in development, developed, owned, manufactured, offered for sale, marketed or sold by the Company, whether currently commercialized by the Company or intended for such commercialization within twelve (12) months from the date of this Agreement, including the products specified in Schedule 4.10(a).

“Property Taxes” shall mean all ad valorem real or personal property or similar Taxes.

“Purchase Price” shall mean $150,000,000.

“Real Property Agreements” shall have the meaning specified in Section 4.8.

“Registered Intellectual Property” shall mean all Intellectual Property Rights that are subject to any issuance, registration, application or other filing under the authority of, by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including all issued and reissued patents, registered copyrights, registered trademarks or service marks, and domain names, and all applications for any of the foregoing.

“Resolution Year” shall have the meaning specified in Section 8.3(d).

“Section 7.4(d) Tax Claim” shall mean any Tax Claim with respect to (i) Taxes of the Company or (ii) Taxes of any Person (other than the Company) for which the Company is liable in which (a) the underlying dispute or proceeding on the substantive Tax issue which gives rise to such Tax Claim is a Tax Contest against such other Person or the Company and (b) the Company has substantially similar rights and abilities to defend such Tax Contest against the applicable Tax Authority as if the applicable Tax Authority had asserted such substantive Tax issue directly against the Company in a Tax Contest against the Company.

“Section 7.4(d) Tax Contest” shall mean any Tax Contest that may give rise to a Section 7.4(d) Tax Claim.

“Seller” shall have the meaning specified in the preamble hereto.

“Seller Indemnified Parties” shall have the meaning specified in Section 8.2(b).

“Severance Payments” shall mean all payments and associated payroll taxes that are made pursuant to the Airborne, Inc. Severance Pay Plan or any applicable individual agreement or otherwise in existence prior to the Closing, including but not limited to, lump sum severance payments, costs of benefits continuation, costs of outplacement assistance and any accrued paid time off payout.

“Shortfall Consideration” shall have the meaning specified in Section 2.3(e)(ii).

“Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.

“Straddle Period Tax Returns” shall have the meaning specified in Section 7.4(b)(iii).

“Target Working Capital” shall mean $8,750,000.

“Tax” or “Taxes” shall mean all federal, state, local or foreign income, gross receipts, branch profits, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, margin, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Authority” shall mean any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Claim” shall mean any claim for indemnification against Seller or Parent pursuant to Section 7.4(a).

“Tax Contest” shall mean any inquiry, audit, assessment, claim, proceeding or similar event involving a Tax Authority.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or other similar statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Technology” shall mean and include all tangible embodiments of Intellectual Property Rights, including recipes, compounds, formulations, diagrams, product specifications, invention disclosures, know-how, methods, protocols, schematics, design information, bills of material,  packaging instructions, tooling requirements, manufacturing processes, specifications, technical data, software code (in any form), techniques, domain names, web sites, works of authorship, documentation (including instruction manuals, samples, studies, analyses and summaries), databases and data collections, any other forms of technology, in each case whether or not embodied in any tangible form.

“Third Party Claim” shall have the meaning specified in Section 8.4(a).

“Transaction Expenses” shall mean all fees and expenses payable by the Company relating to professional services relating to the transactions contemplated by this Agreement provided to the Company prior to the Closing (including investment banking, accounting and attorneys’ fees), except as provided in Section 9.5, and all transaction bonuses, Transition Payments and Severance Payments paid to Company employees by the Company to any Company employee in the employ of the Company prior to the Closing and whose employment is terminated by the Company prior to, on or within sixty (60) days after the Closing.

“Transfer Taxes” shall have the meaning specified in Section 7.4(g).

“Transition Payments” shall mean the sum of (i) all salaries, wages (including overtime earned prior to the Closing and accruals regarding vacation and other paid time off), pay-in-lieu of notice,  and other compensation, provided such other compensation is earned prior to the Closing, (ii) the cost to the Company for all Company Plans in effect prior to the Closing (less any participant contributions) and accrued prior to Closing and (iii) all employment Taxes payable by the Company on items in clause (i) and (ii), as incurred by the Company during the two (2) week period commencing on the date notice of termination of employment is provided to employees of the Company; provided that such amounts shall not apply with respect to employees of the Company set forth on Schedule 3.2(a)(ii).

“Working Capital” shall mean an amount as of the Closing Date calculated as follows: the excess of (i) the current assets of the Company minus (ii) the current liabilities of the Company, each calculated in accordance with the Accounting Principles.

“Working Capital Deficit” shall have the meaning specified in Section 2.3(a).

“Working Capital Determination Date” shall have the meaning specified in Section 2.3(d).

“Working Capital Escrow Account” shall mean an escrow account established pursuant to the form of Working Capital Escrow Agreement.

“Working Capital Escrow Agreement” shall have the meaning specified in Section 2.4.

“Working Capital Escrow Amount” shall mean $1,000,000.

“Working Capital Surplus” shall have the meaning specified in Section 2.3(a).

ARTICLE II
PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, and in reliance upon the representations and warranties contained in this Agreement or made pursuant hereto, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in and to all of the Company Shares free and clear of all Encumbrances for the consideration specified below in this Article II.

2.2 Purchase Price.  At the Closing, Buyer will pay an amount equal to (i) the Purchase Price, less (ii) the Working Capital Escrow Amount, plus (iii) the Working Capital Surplus, if any, less (iv) the Working Capital Deficit, if any, by wire transfer of immediately available funds to the account specified in writing by Seller.

2.3 Working Capital Adjustment.

(a) Pre-Closing Calculation.  Attached as Schedule 2.3(a) is a good faith estimate of the Closing Balance Sheet of the Company and a statement calculating the Working Capital of the Company prepared in accordance with GAAP and the methodology set forth on Schedule 2.3(a) (GAAP together with and as modified by such methodology, the “Accounting Principles,” and such good faith estimate, the “Preliminary Statement”) setting forth Seller’s estimate of the Working Capital as of the Closing Date (such amount, the “Estimated Working Capital”), together with all related work papers. Pursuant to Section 2.2, the Purchase Price shall be (i) increased by the amount that the Estimated Working Capital is greater than the Target Working Capital (such absolute value, the “Working Capital Surplus”), or (ii) decreased by the amount that the Estimated Working Capital is less than the Target Working Capital (such absolute value, the “Working Capital Deficit”); provided, that if the Estimated Working Capital equals the Target Working Capital, the Purchase Price shall not be adjusted pursuant to this Section 2.3(a).

(b) Post-Closing Calculation.  Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a Closing Balance Sheet of the Company prepared in accordance with the Accounting Principles and a statement calculating the Working Capital of the Company as of the Closing Date (the “Final Statement”), together with all related work papers. The Final Statement shall be prepared in accordance with the Accounting Principles.

(c) Dispute Period.  During the thirty (30) day period following the receipt of the Final Statement, Seller and its independent certified public accountants may review the Closing Balance Sheet of the Company and the calculation regarding Working Capital of the Company and may make inquiry of the representatives of Buyer’s accountants and Buyer, who shall reasonably cooperate with Seller (including, without limitation, by providing Seller and/or its agents reasonable access to financial accounts and underlying source documents).  The Final Statement as delivered to Seller shall be binding and conclusive upon, and be deemed accepted by, Seller unless Seller shall have notified Buyer in writing within the thirty (30) day period after receipt of the Final Statement of any objections thereto (the “Notice of Disagreement”) setting forth a specific description of Seller’s objection(s), the amount of the adjustment which Seller believes should be made to each item to which it objects, and the basis for Seller’s disagreement therewith.  In the event that Seller does not provide a Notice of Disagreement or Seller affirmatively notifies Buyer in writing that Seller agrees with the Final Statement, Seller will be deemed to have accepted the Final Statement delivered by Buyer, and such Final Statement will be final, binding and conclusive for all purposes hereunder.

(d) Dispute Resolution.  If a Notice of Disagreement is timely provided by Seller, Buyer and Seller shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree, the “Private Resolution Period”) to resolve any disagreements with respect to the Closing Balance Sheet and the calculation of Working Capital.  If, at the end of the Private Resolution Period, Seller and Buyer are unable to resolve all of the objections set forth in the Notice of Disagreement, Seller and Buyer shall engage Ernst & Young LLP (the “Auditor”) to resolve any remaining objections, which decision shall be final and binding on both parties. The parties agree that they will request that the Auditor render its decision within thirty (30) days after referral of the dispute to the Auditor for decision pursuant hereto.  In resolving any disputed item, the Auditor shall (a) be bound by the provisions of this Agreement, and the definitions included or referred to herein, (b) limit its review to matters still in dispute as set forth in the Notice of Disagreement (and only to the extent such matters are still in dispute following such Private Resolution Period) and (c) further limit its review solely to whether the Closing Balance Sheet and Final Statement have been prepared in accordance with this Section 2.3.  The fees and expenses of the Auditor relating to disputes pursuant to this Section 2.3 shall be equitably allocated by the Auditor, based on the accuracy of the parties’ respective calculation of Working Capital as of the Closing Date relative to the Final Working Capital.  The date on which the Closing Balance Sheet and Working Capital of the Company is finally determined in accordance with Section 2.3(c) or this Section 2.3(d) is hereinafter referred to as the “Working Capital Determination Date.”  The accepted or finally determined Working Capital of the Company (whether determined pursuant to Section 2.3(c) or this Section 2.3(d)) is referred to as the “Final Working Capital.”

(e) Adjustment.  Promptly, and in any event no later than the fifth (5th) Business Day after the Working Capital Determination Date:

(i) In the event the Final Working Capital exceeds the Estimated Working Capital (the “Excess Consideration”), then the Purchase Price shall be increased by the amount of, and Buyer will pay to Seller by wire transfer of immediately available funds an aggregate amount equal to, the Excess Consideration, and Buyer and Seller will each direct the Escrow Agent to release the full amount of the Working Capital Escrow Account to Seller.

(ii) In the event the Final Working Capital is less than the Estimated Working Capital (the “Shortfall Consideration”), then the Purchase Price will be decreased by the amount of, and Buyer and Seller will each direct the Escrow Agent to pay to Buyer from the Working Capital Escrow Account, an aggregate amount equal to the Shortfall Consideration by wire transfer of immediately available funds, and Buyer and Seller will each direct the Escrow Agent to release any remaining funds in the Working Capital Escrow Account to Seller.  If the funds in the Working Capital Escrow Account are insufficient to make the payment to Buyer set forth in clause (ii) of this Section 2.3(e), Seller or Parent will pay to Buyer by wire transfer of immediately available funds an aggregate amount equal to the excess of the absolute value of the Shortfall Consideration over the funds in the Working Capital Escrow Account.

(iii) If the Final Working Capital is equal to the Estimated Working Capital, Buyer and Seller will each direct the Escrow Agent to release the full amount of the Working Capital Escrow Amount to Seller.

2.4 Working Capital Escrow.  At the Closing, each of Buyer, Seller and Parent are executing and delivering an escrow agreement in substantially the form attached hereto as Exhibit A (the “Working Capital Escrow Agreement”). At the Closing, Buyer is depositing the Working Capital Escrow Amount with the Escrow Agent.  The Working Capital Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the Working Capital Escrow Agreement.

ARTICLE III
CLOSING

3.1 Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. Eastern time at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California, on the date hereof, or at such other time and place as Buyer and Seller agree in writing (the “Closing Date”).

3.2 Closing Deliveries.

(a) Seller Deliveries at Closing.  At the Closing, Seller is delivering or causing to be delivered to Buyer the following:

(i) the original stock certificate representing the Company Shares, duly endorsed in blank or accompanied by a stock power with all stock transfer stamps necessary to transfer the Company Shares to Buyer;

(ii) resignations of the executive officers and directors of the Company from their positions as executive officers and directors, effective as of the Closing, in form and substance reasonably satisfactory to Buyer and evidence of notices of termination provided to the employees of the Company other than those employees set forth on Schedule 3.2(a)(ii);

(iii) non-compete agreements of the executive officers and directors of the Company set forth on Schedule 3.2(a)(iii), effective as of the Closing, in form and substance reasonably satisfactory to Buyer;

(iv) letters, in customary form and substance, with respect to the satisfaction in full of any Indebtedness of the Company outstanding as of the Closing Date (other than the Copier Lease), the full and unconditional discharge of all obligations of the Company under all agreements or instruments relating to such Indebtedness (including guaranties), and the release of any Encumbrances relating thereto and termination of any UCC, Patent and Trademark Office or other filings evidencing such Encumbrances (collectively, the “Payoff Letters”);

(v) estoppel certificate and consent from the landlord under the Minneapolis Lease, in form and substance reasonably satisfactory to Buyer;

(vi) the Working Capital Escrow Agreement, duly executed by Seller;

(vii) copies of certificates of existence and good standing for the Company from the Secretary of State of Delaware and each jurisdiction in which it is qualified to do business as a foreign corporation, dated as of a recent date;

(viii) a certificate, dated as of the Closing Date, signed by the secretary of the Company certifying (i) the Organizational Documents of the Company, (ii) that all corporate actions required to authorize and approve the execution and delivery by the Company of this Agreement and the Ancillary Documents to be delivered by the Company as provided for herein have been taken and setting forth copies of such actions and (iii) the accuracy of the signature(s) of the officer(s) of the Company executing this Agreement and such other Ancillary Documents;

(ix) executed third party consents and approvals set forth on Schedule 3.2(a)(ix);

(x) audited financial statements reasonably acceptable to Buyer, that enable Buyer to comply with its reporting obligations, including, without limitation, the filing of a Form 8-K with the Securities and Exchange Commission with respect to the transactions contemplated hereby in accordance with Item 9 of such form. Schedule 4.6(a) contains a description of such audited financial information based on the Buyer’s current understanding of such requirements;

(xi) a certification of Seller’s non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b) and a properly executed IRS Form W-9 certifying that Seller is exempt from U.S. federal backup withholding; and

(xii) evidence of payment to Doherty Employment Group, Inc. by the Company of an amount equal to the expected Severance Payments and the Transition Payments.

(b) Buyer Deliveries at Closing.  At the Closing, Buyer is delivering or causing to be delivered to Seller the following:

(i) to Seller, cash in immediately available funds as provided in Section 2.2;

(ii) the Working Capital Escrow Agreement, duly executed by Buyer; and

(iii) copies of all permits, consents or approvals of third parties or Governmental Entities, the granting of which are necessary for the consummation of the transactions contemplated herein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Company represents and warrants to Buyer as follows, except as set forth in the Schedules that correspond with the Sections or Subsections of this Article IV, which Schedules shall identify any exceptions to the representations and warranties contained in this Article IV (with reference to that particular Section or Subsection to which such information relates), it being understood and agreed that each disclosure set forth in the Schedules shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to each other Section or Subsection is reasonably apparent from the text of the disclosure made.

4.1 Organization and Qualification of the Company; Authorization.

(a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.  The Company has full power and authority to use its corporate name and to own, lease or otherwise hold its properties, rights and assets that are necessary to carry on its business as presently conducted.  The Company is duly qualified, registered, licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification, registration or license necessary, except where the lack of such qualification, registration or license would not have a Material Adverse Effect.  The Company has delivered to Buyer true and complete copies of the Company’s certificate of incorporation and bylaws, as amended to date.

(b) The Company has all requisite corporate power and authority to execute and deliver this Agreement or other instrument executed or to be executed by the Company in connection with this Agreement (the “Ancillary Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by the Company of this Agreement and of each Ancillary Document to which it is a party has been duly and validly authorized and approved by the board of directors and shareholders of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any Ancillary Document.  This Agreement has been duly executed and validly delivered by the Company and constitutes, and such other Ancillary Documents when duly executed and validly delivered by the Company will constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, general equitable principles and an implied covenant of good faith and fair dealing.

(c) The Company has no subsidiaries.

4.2 Capital Stock of the Company.  The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of which 1,000 shares are validly issued and outstanding and held by Seller.  The Company Shares are the only shares of Company Common Stock issued and outstanding, and all of the Company Shares are duly authorized, validly issued, fully paid and nonassessable.  Except for the Company Shares, there are not issued, reserved for issuance or outstanding any (i) shares of capital stock or other voting securities of the Company, (ii) securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (iii) warrants, calls, options or other rights to acquire securities from the Company or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  There is no obligation of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, and there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities.  There are no stockholders’ agreements or voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of the Company’s capital stock or otherwise related to any equity interest or voting securities of the Company.  The Company has no obligations under equity incentive agreements or equity-based compensation plans issued by the Parent.

4.3 No Violations.  The execution, delivery and performance of this Agreement by the Company and the Ancillary Documents to which it is a party do not, and the consummation of the transactions contemplated hereby or thereby will not, result in (i) a violation of or conflict with any provision of the certificate of incorporation of the Company or bylaws of the Company, (ii) a violation of any judgment, Governmental Order or Law, to which the Company is subject, (iii) a breach of, or default (with or without notice or lapse of time, or both) under, or a right of termination, modification, cancellation or acceleration of any obligation or loss of a material benefit under, or increased, additional, accelerated or guaranteed rights or entitlements of any Person under any provision of any Material Contract (including those set forth or required to be set forth in the Schedules) to which the Company is a party or by which any of its properties or assets are bound or (iv) the creation of any Encumbrance upon any of the material properties, rights or assets of the Company.

4.4 Governmental Approvals.  No approval, authorization, consent or other order or action of or filing, notification, declaration or registration with, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby other than the filing of all notices, reports and other documents required by, and the expiration or termination of all waiting periods under, the HSR Act.

4.5 Other Equity Interests.  The Company does not directly or indirectly currently own or control and has not in the past owned or controlled any capital stock of or other equity interest in any Person and is not a member or a participant in any partnership, joint venture or similar Person.

4.6 Financial Statements; No Undisclosed Liabilities; Indebtedness.

(a) Schedule 4.6(a) sets forth the following financial statements (collectively, the “Financial Statements”) of the Company:  (i) audited balance sheets of the Company as of January 31, 2012 (the “Most Recent Balance Sheet”), April 30, 2011,  April 30, 2010, and October 6, 2009; (ii) audited statements of income and retained earnings and statements of cash flows of the Company for the fiscal year ending April 30, 2011 and for the periods from (A) May 1, 2011 through January 31, 2012, (B) October 7, 2009 through April 30, 2010, and (C) May 1, 2009 through October 6, 2009.  The Financial Statements have been prepared in accordance with the books and records of the Company and in accordance with GAAP on a consistent basis, and all Financial Statements fairly present in all material respects the consolidated financial position of the Company, and the consolidated results of operations and cash flows of the Company, as of the indicated dates and for the indicated periods.

(b) Except to the extent reflected or reserved against in the Financial Statements and except for obligations and Liabilities incurred in the ordinary course of business consistent with past practice since April 30, 2011, the Company has no material Liabilities, of the type required by GAAP to be reflected or reserved against in the Company’s financial statements.

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; provided, that Buyer acknowledges that (A) the Company has not implemented any system of “internal control over financial reporting” as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (B) the internal accounting controls have been designed, implemented and maintained in light of the Company’s size, the nature of its operations and the fact that it is not a reporting company under the 1934 Act.

(d) The Company has no Indebtedness (other than the Copier Lease).

4.7 Absence of Certain Changes and Actions.  Since April 30, 2011, the Company has operated in all material respects in the ordinary course of business consistent with past practices.  Since April 30, 2011, there has not been a Material Adverse Effect.  (A) Solely with respect to clauses (a), (b), (d), (e), (g), (h), (j), (o), (p), (q), (r), (s) and (u) of this Section 4.7, since April 30, 2011 through the date of this Agreement and (B) solely with respect to clauses (c), (f) , (i), (k), (l), (m), (n), (t) and (v) of this Section 4.7 since December 31, 2011 through the date of this Agreement, the Company did not take any of the following actions nor did any of the following events occur:

(a)           (i) change its authorized or issued capital stock or issue, deliver, grant, award, encumber or sell any securities of the Company, any securities that are convertible into or exchangeable for shares of capital stock of the Company or any direct or indirect rights in respect of the capital stock of the Company including stock option, appreciation, phantom stock, profit participation or similar rights, (ii) reclassify, combine, split, subdivide, redeem or purchase or otherwise acquire, directly or indirectly, any of the outstanding capital stock or other securities of the Company or (iii) declare, set aside, or pay any dividend or make any distribution with respect to the Company’s capital stock (whether in cash or in kind) or other securities or redeem, purchase, or otherwise acquire any of the Company’s capital stock or other securities;

(b)           make or agree to make any loans, or advances or guarantees or investments in any Person, or agree to guarantee any loans or advances to, or investments in, any Person; other than advances made to employees for business expenses in the ordinary course of business;

(c)           sell, lease, license, assign, exchange, pledge, mortgage, encumber, abandon or otherwise transfer or dispose of or permit any Encumbrance to arise or be granted or created against any asset, right or interest to any asset of the Company (including by merger, consolidation, acquisition of stock or assets), except for Permitted Encumbrances and sales, dispositions or transfers of inventory in the ordinary course of business consistent with past practice;

(d)           adopt a plan of complete or partial liquidation or authorize or undertake dissolution, consolidation, restructuring, recapitalization or other reorganization;

(e)           amend the certificate of incorporation or bylaws of the Company;

(f)           pay or make a commitment to pay any severance, termination payment, change in control or retention payment to any employee;

(g)           except as required by GAAP or applicable Laws, make any change in the Company’s accounting principles, methods, practices or policies;

(h)           incur, create, assume or otherwise become liable for any Indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any Person) (or enter into a “keep well” or similar agreement), including through borrowings under any of the Company’s existing credit facilities, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company;

(i)           the Company has not licensed, leased, assigned, transferred or otherwise encumbered any Company Intellectual Property, or disposed of, permitted to lapse, abandoned, or waived any right to, or covenanted or agreed not to enforce, any Intellectual Property Rights owned or purported to be owned by the Company;

(j)           make any material capital expenditures or enter into commitments therefor outside the ordinary course of business or otherwise inconsistent with past practice of the Company;

(k)            (i) increase the salary or other compensation of any director or employee of the Company, except in the case of non-officer and other non-key employees, increase salaries in the ordinary course of business consistent with past practice, (ii) grant any bonus, benefit or other direct or indirect compensation to any manager, director, officer, employee or contractor, (iii) increase the coverage or benefits available under any (or create any new) Company Plan or any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the managers, directors, officers or employees of the Company or any of its Affiliates or otherwise modify or amend or terminate any such plan or arrangement or (iv) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any employee, managers, directors, officers or contractors of the Company (or amend any such agreement to which the Company is a party) except for any hire of any new non-officer or other non-key employee with respect to offers of employment made prior to the date hereof  or otherwise in the ordinary course of business consistent with past practice of the Company;

(l)           hire or terminate the employment of any employee who is an officer or key employee;

(m)         (i) terminate, cancel, modify or amend or take any actions that would cause the termination, cancellation, modification or amendment of any Material Contract (or Contract that would be a Material Contract if in effect as of the date hereof), (ii) enter into any Material Contract (or Contract that would be a Material Contract if in effect as of the date hereof) or (iii) waive, release or assign any rights under any Material Contract (or Contract that would be a Material Contract if in effect as of the date hereof);

(n)          (i) cancel or waive any claims or rights of material value held by the Company (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company) or write-down the value of any asset of the Company or (ii) write-off as uncollectible any accounts or notes receivable of the Company or any portion thereof;

(o)           accelerate or alter in any material respect practices and policies relating to the rate of collection of accounts receivable or payment of accounts payable, or fail to pay or satisfy any Liabilities when due and payable;

(p)           enter into any waiver, release, assignment, compromise or settlement of any pending or threatened investigation or Litigation or initiate any Litigation;

(q)           form any subsidiary or acquire or agree to acquire, by merger, consolidation stock or asset purchase, or otherwise, any business or corporation, partnership, limited liability company, association or other business organization or division thereof or assets, other than purchases of inventory in the ordinary course of business consistent with past practice;

(r)           amend, replace or terminate any Leased Real Property identified on Schedule 4.8;

(s)           communicate in a writing that is intended for broad dissemination to the Company’s employees regarding compensation, benefits or other treatment they will receive in connection with or following the transactions contemplated by this Agreement, unless any such communications are consistent with documentation provided to the Company by Buyer (in which case, the Company shall provide Buyer with prior notice of and the opportunity to review and comment upon any such communications);

(t)           make or change any material Tax election; settle or compromise any material claim or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax Claim or assessment;

(u)           take any action that (i) would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, or (ii) would be reasonably expected to increase the risk of any Governmental Entity entering a restraint prohibiting or impeding the consummation of the transactions contemplated by this Agreement; or

(v)           authorize, agree or commit to do any of the foregoing.

4.8 Real Property.  The Company does not own any real property or interests in real property.  Schedule 4.8 contains a list of all real property and interests in real property leased by the Company (the “Leased Real Property”).  The Company has made available to Buyer true and complete copies of the lease agreements (collectively, the “Leases”) covering the Leased Real Property identified on Schedule 4.8, and all agreements pursuant to which the Company holds any right, title or interest in and to the Other Real Property Interests (the “Other Real Property Agreements,” together with the Leases, the “Real Property Agreements”).  The Company has valid and enforceable leasehold interests in all of its Leased Real Property.  The Company has valid and enforceable rights to use all material Other Real Property Interests.  The Leased Real Property and the Other Real Property Interests constitute all of the material real property used by the Company in the operation of its business as presently conducted.

4.9 Personal Property.  Except for obsolete assets and assets disposed of for fair value in the ordinary course of business consistent with past practice since January 31, 2012, the Company has good and valid title to the machinery, equipment and other tangible personal property reflected in the Most Recent Balance Sheet as being owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances, and the Company is the lessee of all the leasehold estates pertaining to the machinery, equipment and other tangible personal property purported to be granted by the capitalized leases reflected in the Most Recent Balance Sheet, if any.  Each capitalized lease pursuant to which such leasehold estate is granted is valid and in full force and effect without any material default thereunder by the Company, or, to the Knowledge of the Company, by the lessor.

4.10 Intellectual Property.

(a) Products and Services.  Schedule 4.10(a) sets forth a complete and accurate list identifying and describing as of the date of this Agreement each product and service developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company, including any product or service currently under development by the Company for commercialization within the twelve (12) months following the Closing Date and including any product or service used in or necessary for the Company’s current business or operations or the Company’s planned business or operations within the twelve (12) months following the Closing Date.

(b) Registered Intellectual Property.  Schedule 4.10(b) sets forth a complete and accurate list identifying as of the date of this Agreement (i) each item of Registered Intellectual Property in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest, and (iv) all Internet domain names and material unregistered trademarks used in connection with the Products and the Company’s business or operations.  The Company has provided to Buyer complete and accurate copies of all applications and other material documents related to each such item of Registered Intellectual Property.  Schedule 4.10(b) sets forth a complete and accurate list identifying and describing as of the date of this Agreement all actions, filings and payment obligations due to be made to any Governmental Entity or authorized private registrar in any jurisdiction within one hundred and eighty (180) days following the Closing Date.

(c) Licensed Intellectual Property.  Schedule 4.10(c) sets forth a complete and accurate list identifying and describing as of the date of this Agreement (i) all rights, interests and authority to Licensed Intellectual Property licensed, sublicensed, sold,  or otherwise conveyed or provided to the Company, whether on an exclusive or nonexclusive basis (other than licenses for  “off-the-shelf” or “shrink-wrapped” software that is generally commercially available on standard terms with annual, aggregate license, maintenance and support fees of less than $50,000 per license agreement, and is not used in the development or formulation of Products (“Available Software”)), (ii) the corresponding Contract or Contracts pursuant to which such Licensed Intellectual Property is licensed or provided to the Company, and (iii) whether the license is exclusive or nonexclusive.  The Company has provided to Buyer complete and accurate copies of all such Contracts pursuant to which such Licensed Intellectual Property is licensed to the Company.  Each such Contract is valid, binding, enforceable, and in full force and effect as to the Company and, to the Company’s Knowledge, as to each other party thereto, and the Company and, to the Company’s Knowledge, such other parties are in full compliance with the terms, conditions and obligations set forth in any such licenses and are not in breach of any terms set forth therein.  There are no outstanding, threatened or material disputes or disagreements with respect to any such licenses.

(d) Licenses Granted.  Schedule 4.10(d) sets forth a complete and accurate list identifying as of the date of this Agreement each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable), interest or authority in any Company Intellectual Property, whether on an exclusive or nonexclusive basis.  The Company has provided to Buyer complete and accurate copies of all such Contracts.  Each such Contract is valid, binding, enforceable, and in full force and effect as to the Company and, to the Company’s Knowledge, as to each other party thereto, and the Company and, to the Company’s Knowledge, such other parties are in full compliance with the terms, conditions and obligations set forth in any such licenses and are not in breach of any terms set forth therein.  There are no outstanding, or to the Company’s Knowledge, threatened or material disputes or disagreements with respect to any such licenses.  The Company is not bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, assert, enforce or otherwise exploit any Company Intellectual Property anywhere in the world.  The Company has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Technology or Intellectual Property Right to any Person.

(e) Ownership.  The Company exclusively owns all right, title, and interest in and to the Company Intellectual Property free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Schedule 4.10(d)), and there are no Encumbrances on any of the Company Intellectual Property.  Each Person who is or was an employee, officer, director, contractor or consultant of the Company and who is or was otherwise involved in the creation or development of any Company Intellectual Property has signed an enforceable agreement (i) acknowledging the Company’s exclusive ownership of all Company Intellectual Property and (ii) containing an assignment to the Company of all Intellectual Property Rights in such Person’s contribution to the Company Intellectual Property, including without limitation any inventions, improvements, discoveries or information, and works of authorship of such employee or independent contractor relating to the business or operations of the Company or the Company Intellectual Property.  The Company has provided Buyer with true and complete copies of all such agreements.  No current or former shareholder, officer, director, employee, contractor or consultant of the Company has any claim, right (whether or not currently exercisable) or ownership interest in any Company Intellectual Property.  To the Company’s Knowledge, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Company.  No funding, facilities, or personnel of any Governmental Entity, any educational institution, or any other Person (other than the Company) were used, directly or indirectly, to develop or create, in whole or in part, any owned Company Intellectual Property.  The Company has not and never was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Intellectual Property.

(f) Payment Obligations.  Schedule 4.10(f) sets forth a complete and accurate list identifying and describing as of the date of this Agreement all Contracts pursuant to which the Company is obligated to pay royalties, fees, commissions and other amounts (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the manufacture, sale or distribution of any Product or the use of any Company Intellectual Property or Licensed Intellectual Property (other than Contracts for Available Software).  No Person who has licensed Technology or Intellectual Property Rights to the Company has an ownership interest in or exclusive license rights to or in any modifications, improvements or enhancements made by the Company in such Technology or Intellectual Property Rights, except where such Person has granted rights to the Company related to such improvements and all Intellectual Property Rights therein or such licenses do not restrict the Company’s ability to conduct its business or operations as currently conducted or proposed to be conducted to create further improvements to the Company Intellectual Property.

(g) Registration; Validity.  All Company Intellectual Property is valid, subsisting and enforceable.  The Company is in compliance in all material respects with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof, and each item of Company Intellectual Property that is Registered Intellectual Property is in compliance in all material respects with all legal requirements.  The Company has made all filings and payments and taken all other actions required to be made or taken to maintain each item of Company Intellectual Property that is Registered Intellectual Property in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws.  As of the Closing Date, all registration, maintenance, filing or similar fees due as of the Closing Date in connection with the Company Intellectual Property shall have been paid.  No interference, opposition, reissue, reexamination or other proceeding is or since the date of incorporation of the Company, has been pending or, to the Company’s Knowledge, threatened, in which the scope, validity or enforceability of the Company Intellectual Property is being, has been or could reasonably be expected to be contested or challenged.  No application for a patent, copyright or trademark registration or any other type of Registered Intellectual Property filed by or on behalf of the Company at any time since the date of incorporation of the Company, has been abandoned, allowed to lapse or rejected.  The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Registered Intellectual Property.  The Company and its patent counsel have complied with their duty of candor and disclosure and have made no misrepresentations in the filings submitted to the applicable Governmental Entity with respect to all patents included in the Company Intellectual Property.  To the Company’s Knowledge, no trademark or trade name owned, used or applied for by the Company conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person.  No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used or applied for by the Company.  The Company takes and has taken commercially reasonable measures to protect and preserve the confidentiality of its confidential information, including its trade secrets and know-how.  The Company has complied with all of its obligations under all confidentiality and/or non-disclosure agreements entered into by the Company with third parties and with respect to any such confidentiality and/or non-disclosure agreements that have expired or been terminated, the Company has filed for patent protection and/or taken commercially reasonable steps to otherwise protect, as appropriate, all confidential information provided to third parties thereunder.

(h) Infringement of Company Intellectual Property.  To the Company’s Knowledge, (x) no Person has infringed, misappropriated or otherwise violated, and (y) no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property.  Schedule 4.10(h) sets forth a complete and accurate list identifying and describing as of the date of this Agreement any material correspondence that has been sent or otherwise delivered by or to the Company or any representative of the Company regarding any actual, alleged or suspected infringement, misappropriation or other violation of the Company Intellectual Property, and provides a brief description of the current status of the matter referred to in such correspondence.

(i) Effect of Transaction.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of rights in, or Encumbrance on, or the acceleration of any rights with respect to any Company Intellectual Property or Licensed Intellectual Property; (ii) a breach of, change in, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Schedule 4.10(c) or Schedule 4.10(d); (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Intellectual Property or Licensed Intellectual Property.

(j) Sufficiency.  The Company owns or otherwise has the right to use all Technology and Intellectual Property Rights used in or necessary to conduct the Company’s business and operations as currently conducted or as proposed to be conducted, and the Company will own or otherwise have the right to use all such Technology and Intellectual Property Rights immediately following the Closing Date in substantially the same manner as currently conducted in all respects.

(k) Non-infringement.  To the Company’s Knowledge, (x) the Company has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person in any respect, and (y) the Company is not currently infringing, misappropriating, or otherwise violating the Intellectual Property Right of any Person in any respect.  The Company has not received any charge, complaint, claim, demand, notice or other communication, in writing or otherwise, relating to any actual, alleged or suspected interference, infringement, misappropriation or any other violation by the Company of any Intellectual Property Right of any other Person, including, without limitation, any claim that the Company must license or refrain from using any Intellectual Property Right of any other Person in connection with the conduct of the Company’s business or operations, and to the Company’s Knowledge there is no such threatened charge, complaint, claim, demand or notice regarding the foregoing nor any reasonable basis for such a charge, complaint, claim, demand or notice.

4.11 Litigation.  There is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of its assets, benefits plans, or other Company agents or fiduciaries, rights or properties, at law or at equity in any court or before any Governmental Entity.  The Company does not intend to initiate any Litigation against any  Person.  The Company is not a party or subject to or in material default under any Governmental Order.

4.12 Contracts.

(a) Schedule 4.12(a) sets forth a complete list as of the date hereof of each of the following Contracts to which the Company is a party or bound, and each such Contract will continue to bind or inure to the benefit of the Company after the Closing Date (each agreement required to be set forth on Schedule 4.12(a), a “Material Contract”):

(i) any license, sublicense or permission in respect of, or granting any right to use or practice any rights under, any Intellectual Property Rights or to any Technology, whether the Company is the licensee or licensor thereunder or for the development or acquisition or transfer of, or otherwise relating to, any Intellectual Property Rights or Technology (other than Contracts for Available Software);

(ii) any Contract relating to the development, testing, manufacturing or commercialization of any Product, including, but not limited to, materials transfer agreements, clinical trial agreements, raw materials agreements, supply and contract manufacturing agreements;

(iii) any Contract which is a consulting agreement, collaboration agreement or any other similar agreement related to research, testing or promotion;

(iv) to the extent not disclosed in clause (iii), any Contract for a partnership or joint venture with any Person;

(v) any leases from or to any Person of any real or personal property;

(vi) any Contract that is a loan or credit agreement, indenture, note or other instrument relating to or evidencing Indebtedness (including any guarantee thereto);

(vii) any Contract under which the Company has an obligation to make an investment in or loan to any Person;

(viii) any employment or consulting agreement with any officer, employee, agent or independent contractor, including for development of Company Intellectual Property;

(ix) any Contract limiting the freedom of the Company or any of its Affiliates (including Buyer or any of its Affiliates from and after the Closing) to engage in any line of business or to compete with any other Person in any geographic area or during any period of time and/or any Contract that provides for exclusivity provisions restricting the Company or any of its Affiliates or “most favored nation” provisions for the benefit of any other Person;

(x) any Contract that provides for payment obligations of the Company (whether contingent or otherwise) in respect of earn-outs, deferred purchase price arrangements or similar arrangements that have arisen in connection with investments in or acquisitions of any Person or the assets of any Person;

(xi) any Contract containing any “change in control” or similar provision applicable to the Company;

(xii) any Contract relating to advertising or marketing and agreements (excluding purchase orders) with any sales agents or dealers, distributors and/or manufacturer’s representatives;

(xiii) any Contract settlement agreements of any nature;

(xiv) any Contract which is a stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement entered into by the Company at any time since the date of its incorporation;

(xv) any Contract that provides for the indemnification of any Person by the Company, except for Contracts entered into in the ordinary course of business consistent with past practice that could not reasonably be expected to involve indemnification claims in excess of $50,000 in the aggregate;

(xvi) any Contract between the Company and any Governmental Entity, including any amendments and binding correspondence incorporated therein; and

(xvii) any Contract not otherwise required to be disclosed by this Section 4.12 requiring payments after the date hereof to or by the Company of more than $50,000 over the life of the Contract unless terminable by the Company on less than thirty (30) days’ notice without payment or penalty.

(b) True and complete copies of all Material Contracts have been made available to Buyer prior to the date hereof.  Each Material Contract is in full force and effect and constitutes the valid, legal, and binding obligation of the Company and, to the Knowledge of the Company, of the counterparties thereto and is enforceable in accordance with its terms, except in each case where enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and (ii) general rules of equity. Neither the Company nor, to the Knowledge of the Company, any other party to any Material Contract is or is alleged to be in breach or default of any terms or conditions of any Material Contract.  No counterparty to any Material Contract has canceled, terminated, accelerated or modified or, to the Knowledge of the Company, has threatened or intends to cancel, terminate, accelerate or modify any such Material Contract.  There are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate any Material Contract with any Person.

4.13 Certain Employees; Labor.

(a) Schedule 4.13 sets forth the name, title and current annual salary or compensation rate of each director, officer, or employee of the Company.  The Company is not subject to any obligation (absolute or contingent) to make any severance, change in control or similar payment to any current or former directors, officers, employees or consultants of the Company as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (whether or not in conjunction with any other event).

(b) The Company is not party to, or bound by, any collective bargaining agreement, contract or other arrangement or understanding with a labor union or a labor organization.  There are no (i) current strikes, work stoppages, work slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company and no such disputes have occurred since the incorporation of the Company, or (ii) unfair labor practice charges or complaints pending as of the date of this Agreement or, to the Knowledge of the Company, threatened as of the date of this Agreement by or on behalf of any employee or group of employees of the Company. As of the date of this Agreement, no union organizing or decertification activities are underway with respect to the Company and no such activities have occurred since the date of incorporation of the Company.  Since the date of its incorporation, the Company has not implemented any employee layoffs implicating the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law.

(c) There has not been, there is not presently pending or existing, and, to the Knowledge of the Company, there is not threatened, any claims, complaints, lawsuits or other proceedings against or affecting the Company relating to the alleged violation of any law or principle of common law pertaining to labor relations or employment matters, including any material charge or complaint filed by an employee, union or other labor organization with any labor relations board or other governmental authority, organizational activity, or other material labor or employment dispute whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise.

(d) The Company is in material compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment, wages and hours, employment standards, human rights, immigration, occupational safety and health standards, terms and conditions of employment, wages and hours, classification of workers as employees and independent contractors and workers’ compensation.

(e) The Company and to the Company’s Knowledge each current employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by a current employee will expire during the six (6) month period beginning on the date hereof.

4.14 Employee Benefit Plans.

(a) Except as set forth on Schedule 4.14(a), the Company does not maintain or contribute to or have any obligation to maintain or contribute to, or have any direct or indirect Liability, whether contingent or otherwise, with respect to any material plan, program, arrangement or agreement that is a pension, profit-sharing, deferred compensation, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, arrangement or agreement, whether written or oral, including, without limitation, any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA or (ii) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect) under which any current or former employee, manager, director or individual consultant of the Company has any present or future right to benefits (individually, a “Company Plan,” and collectively the “Company Plans”).  All references to “the Company” in Section 4.14(b) shall refer to the Company and any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code since the Company’s incorporation.  The Company has no current obligations to make Severance Payments, and the Company is not making any Severance Payments to any former employee.

(b) The Company does not maintain, contribute or have any Liability, whether contingent or otherwise, with respect to, and has not since its incorporation maintained, contributed or had any Liability, whether contingent or otherwise, with respect to any Company Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which the Company previously maintained or contributed to since its incorporation), that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) subject to Sections 4063 or 4064 of ERISA, (iii) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(c) Each Company Plan has been established and administered in all material respects in accordance with its terms and in substantial compliance with the applicable provisions of ERISA, the Code and all other applicable Laws.  With respect to each Company Plan, (i) all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the United States Department of Labor (“DOL”) or any other Governmental Body, or to the participants or beneficiaries of such Company Plan have been filed or furnished on a timely basis; (ii) each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Company Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA, the Code or any other applicable Laws; (iii) other than routine claims for benefits, no material Encumbrances, lawsuits or complaints or Litigation or internal claims and/or appeals related to any Company Plan to or by any participant, Person or Governmental Entity have been filed against any Company Plan or the Company or, to the Knowledge of the Company, against any other Person and, to the Knowledge of the Company, no such Encumbrances, lawsuits or complaints are contemplated or threatened with respect to any Company Plan; and (iv) there are no audits or proceedings initiated pursuant to the IRS Employee Plans Compliance Resolution System (currently set forth in Revenue Procedure 2008-50) or similar proceedings pending with the IRS or DOL with respect to any Company Plan.  Furthermore, except as set forth on Schedule 4.14(c), to the extent that any Company Plan is a multiple employer plan, such Company Plan complies with Section 413(c) of the Code and to the Company’s Knowledge such multiple employer plan is, with respect to each separate arrangement, in substantial compliance with the requirements of the Code and ERISA.

(d) All material Liabilities of the Company in respect of any Company Plan that have not been paid, have been properly accrued in all material respects on the Company’s most recent financial statements in accordance with GAAP.  All material contributions (all employer contributions and employee salary reduction contributions and employee deductions) or premium payments required to have been made under the terms of any Company Plan, or in accordance with applicable Law, as of the date hereof have been correctly and timely made or properly reflected on the Company’s financial statements.

(e) The Company has no obligation to provide or make available post-employment benefit under any Company Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) for any current or former employee, manager, director or individual consultant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (otherwise referred to as “COBRA”).

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee, manager, director or individual consultant of the Company; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.  The Company does not have any indemnity or gross-up obligation for any taxes or interest imposed under Section 4999 or Section 280G of the Code.

(g) The Company has no direct or indirect material Liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(h) The Company has made available or delivered to Buyer with respect to each Company Plan, a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof, including all amendments, and, to the extent required and applicable:  (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description, summary of material modifications; (iv) the most recent (a) Form 5500 and attached schedules, and (b) audited financial statements; and (v) since inception, all material correspondence relating to any audit or investigation by the IRS, the DOL and any other Governmental Entity regarding the operation or the administration of any Company Plan.

(i) The Company has complied in all material respects with Section 409A of the Code with respect to any compensation paid or payable pursuant to a Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).  The Company (i) has not been required to report to any government or regulatory authority any corrections made or taxes due as a result of a failure to comply with Section 409A and (ii) does not have any indemnity or gross-up obligation for any taxes or interest imposed or accelerated under Section 409A.

(j) No Company Plan covers employees, managers or directors outside of the United States.

4.15 Taxes.

(a) The Company has duly and timely filed or caused to be timely filed with the appropriate Tax Authority all Income Tax Returns and all material Non-Income Tax Returns required to be filed by, or with respect to, such entity.  All such Tax Returns are true, complete and accurate in all material respects.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction.  All Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid.

(b) The unpaid Taxes of the Company did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).  Since the date of the Most Recent Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes with respect to the Company have been claimed or proposed in writing or assessed by any Tax Authority.  There are no pending or, to the Company’s Knowledge, threatened audits, assessments or other claims in respect of Taxes of the Company.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.  No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(d) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person.

(e) The Company has delivered or made available to Buyer complete and accurate copies of all federal, state, local and foreign Tax Returns of the Company for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company.

(f) There are no liens for Taxes upon any property or asset of the Company (other than liens for Taxes not yet due and payable).

(g) The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes.  The Company has no liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise, other than any such liability arising under ordinary course commercial agreements not primarily related to Taxes, such as gross-up obligations in financing agreements or tax escalation provisions in leases (“Commercial Tax Agreements”).

(h) The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, other than Commercial Tax Agreements.

(i) The Company has not been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any installment sale or open transaction (or other similar transaction) on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date, or any election under Section 108(i) of the Code made with respect to a Pre-Closing Tax Period.

(k) None of the Company or any of its predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code.

(l) The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.

Notwithstanding anything to the contrary in this Section 4.15, Seller and Parent shall have no liability for any Taxes resulting from any action taken by Buyer, the Company or any of their respective Affiliates on the Closing Date (or after the Closing Date that is treated as occurring on the Closing Date) that is not in the ordinary course of business of the Company and is not expressly required to be taken by this Agreement or the Ancillary Documents (including any election pursuant to Section 338(g) of the Code or any similar provision of state, local or non-U.S. law) (“Buyer Closing Date Taxes”).

4.16 Environmental.  The Company is in material compliance with the Environmental Requirements applicable to it.  No property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company has been contaminated with any material amount of Hazardous Material during or, to the Knowledge of the Company, prior to the Company’s ownership or operation.  The Company has not disposed of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in a Material Adverse Effect and is not subject to written claims for Hazardous Material disposal or continuation on any third-party property.  The Company has not received any written notice, report or other information regarding any actual or alleged violation of Environmental Requirements applicable to it, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or any of its facilities, past or present, arising under Environmental Requirements applicable to it.

4.17 Insurance.  Except for insurance policies related to Company Plans, Schedule 4.17 sets forth a complete list of all policies for any and all insurance coverage maintained by and on behalf of the Company including, but not limited to, insurance for fire, liability, workers’ compensation, property, casualty and/or other forms of insurance and all performance bonds held by or applicable to the Company (collectively, the “Insurance Policies”).  The Insurance Polices (i) will not terminate as a result of the Closing and (ii) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.  The Company has not received any notice of cancellation or intent to cancel any of the Insurance Policies and no event has occurred that will result in the cancellation of coverage under any Insurance Policy.  The Company has paid all premiums when due and payable with respect to, and has otherwise performed all of its material obligations under, each of the Insurance Policies.  To the Knowledge of the Company, the Company has given notice to the applicable insurer of all claims and/or actual or potential Losses that may be insured thereby under the Insurance Policies.  There are no outstanding material claims and no actual or potential Losses under any Insurance Policy.  The Company has satisfied all obligations to third parties with respect to the maintenance of insurance under Material Contracts.

4.18 Warranties; Product Liability.  The Company has not received any oral or written notice relating to any claim involving: (i) any Product or any service provided, by the Company, resulting from any alleged breach of contractual requirements, express or implied, applicable thereto; (ii) any breach of any product warranty (whether express or implied), strict liability in tort, negligent design, specification, processing or manufacture of product or negligent provision of services, defective design, specification, processing or manufacture of product or failure to warn or absence of or defective or inadequate warnings or instructions; or (iii) any alleged noncompliance with any applicable governmental, trade association or regulatory specifications or standards for any product manufactured or sold, or any service provided, by the Company.  No claim for product liability has been asserted against the Company since the date of its incorporation, and, to the Knowledge of the Company, no event has occurred which might give rise to the assertion of any such claim.  No Product or service developed, manufactured, sold, leased, licensed or delivered by or for the Company is subject to any express guaranty, warranty, right to return, right of credit or other indemnity.  To the Knowledge of the Company, all products sold by the Company have been manufactured in compliance with all applicable manufacturing and quality control procedures and all applicable Laws.

4.19 Compliance with Laws; Permits.  The Company is, and since the date of its incorporation, has been, in compliance, in all material respects, with all applicable Laws and Governmental Orders applicable to its businesses or operations, which compliance includes the possession by the Company of, and compliance with, in all material respects, authorizations, licenses, permits, exemptions, certificates and approvals of any Governmental Entity (each a “Permit” and collectively, “Permits”) necessary for the conduct of its business as presently conducted.  The Company has not received, since the date of its incorporation, a notice or other written communication alleging a material violation by the Company of any applicable Law or Governmental Order.

4.20 Transactions with Affiliates.  There are no Contracts between the Company, on the one hand, and any Affiliate of the Company, on the other hand.  None of the Affiliates of the Company (i) owns or has any interest in any property (real or personal, tangible or intangible), Intellectual Property Right or Contract used in or pertaining to the business of, the Company, or (ii) has any claim or cause of action against the Company.

4.21 Certain Regulatory Matters.

(a) All material reports, records, registrations, listings, documents, claims, Permits and notices (including, but not limited to, New Dietary Ingredient submissions, structure/function claim notifications, filings and records required pursuant to the Public Health Security and Bioterrorism Preparedness and Response Act of 2002), required to be filed, maintained or furnished to the Food and Drug Administration (“FDA”), Federal Trade Commission (“FTC”), or any other Governmental Entity by the Company, to the Knowledge of the Company have been so filed, maintained or furnished.  All such reports, records, registrations, listings, documents, claims, Permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

(b) The Company has not, since its date of incorporation, received any FDA Form 483, notice of adverse finding, establishment inspection reports, warning letters, courtesy letters, untitled letters or any other correspondence or notice from the FDA, FTC, Governmental Entity, or third party that relates to any Product (i) alleging or asserting noncompliance with any applicable Laws or Permits, and the Company has no Knowledge or reason to believe that the FDA, FTC or any other Governmental Entity is considering such action; (ii) contesting any authorization for use, use of, or labeling or promotion of any Products; (iii) commencing, or threatening in writing to initiate, any action to request the recall of any Products; (iv) commencing, or threatening in writing to initiate, any action to enjoin, limit or challenge the manufacture, distribution, marketing, labeling, advertising or promotion of any Products, regardless of where manufactured; or (v) commencing or threatening in writing to initiate an import detention, import alert, or any other restriction on the importation of any Products or ingredients used to formulate Products.

(c) Since the date of incorporation of the Company, neither the FDA, FTC nor any other Governmental Entity has limited, suspended, modified or revoked, or expressed an intent to limit, suspend, modify, or revoke, any Permit issued to the Company by that Governmental Entity, nor has the FDA, FTC, or any other Governmental Entity raised any questions regarding the validity, accuracy, or compliance status of any materials required to be filed with the Governmental Entity.

(d) All manufacturing operations of Products by the Company and, to the Knowledge of the Company, for the benefit of the Company have been and are being, to the extent required by applicable Law, conducted in material compliance with FDA regulations governing dietary supplement quality control, including 21 C.F.R. Part 111 and applicable guidance documents, as amended from time to time, and all applicable similar requirements in countries where such compliance is required.

(e) The Company is in material compliance with all applicable FDA, FTC, and other Governmental Entity Laws, including but not limited to structure/function claim notification requirements, preclinical and clinical research requirements, labeling and advertising requirements (including substantiation requirements) and recordkeeping requirements.

(f) The Company is in material compliance with the policies identified in FDA’s July 2011 Draft Guidance entitled “Draft Guidance for Industry: Dietary Supplements:  New Dietary Ingredient Notifications and Related Issues.”

(g) The Company has complied with, and is currently in compliance with, all provisions of the Stipulated Final Judgment and Order for Injunctive and Other Equitable Relief (“Consent Decree”) entered into between the Company and the FTC, including but not limited to, substantiation requirements, compliance monitoring requirements, reporting requirements, and record-keeping requirements.

(h) The Company has filed all required adverse event reports with the FDA as required pursuant to the Dietary Supplement and Nonprescription Drug Consumer Protection Act.

(i) The Company has not, in connection with any Product, either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal, stock recovery or replacement, warning, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product.  The Company is not aware of any facts which are reasonably likely to cause any of the following: (i) the recall, market withdrawal, replacement, stock recovery, or any similar action regarding any Product sold or intended to be sold by the Company; (ii) a change in the marketing classification or a material change in the labeling or promotion of any Products; or (iii) a termination or suspension of the marketing of such products.

(j) To the Knowledge of the Company, no officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, such as FDA Compliance Policy Guide 120.100.  To the Knowledge of the Company, the Company has not used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations in connection with a product of the Company, and neither the Company nor, to the Knowledge of the Company, any of its respective directors, officers, agents or employees, has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations.

4.22 Books and Records.  The books of account, minute books, stock record books, and other records owned by the Company, all of which have been made available to Buyer, are maintained in all material respects in accordance with good business practice and all applicable Laws.  All books and records owned by the Company relating to laboratory practices, clinical practices and manufacturing practices have been maintained in all material respects in accordance with all applicable Laws.

4.23 Bank Accounts.  Schedule 4.23 lists all banks or other financial institutions with which the Company has an account or maintains a safe deposit box or other custodial arrangement, showing the type and account number of each such account, safe deposit box and other custodial arrangement and the names of the individual employees, officers, or directors authorized as signatories thereon or to act or deal or have access in connection therewith.

4.24 Inventory.  Subject to reserves reflected on the Most Recent Balance Sheet, as adjusted for operations thereafter in accordance with past practices, all inventory of the Company reflected on the Most Recent Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practices.  The Company has not since the Most Recent Balance Sheet, varied any inventory purchase practices in any material respect from past practices.

4.25 Brokers’ Fees; Payments to Others.  The Company has not engaged, or caused to be incurred any Liability to any investment banker, finder, broker, or sales agent or any other Person in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby for which the Company or Buyer could be liable.  No payment is required to be made by the Company to any Person due to the sale of the Company as contemplated by this Agreement.

4.26 Foreign Corrupt Practices and International Trade Practices.

(a) Neither the Company nor any of its respective directors, officers, employees, agents, or representatives has directly or indirectly offered or paid anything of value to a Foreign Official for the purpose of obtaining or retaining business or securing an improper advantage.

(b) Neither the Company nor any of its respective directors, officers, employees, agents, or representatives has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar U.S. or foreign Laws. None of the Company’s directors, officers, employees, agents or representatives is a “specially designated national” or blocked Person under U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). The Company has not engaged in any business with any Person or in any country that it is prohibited for a U.S. Person to engage in any business with or in under U.S. sanctions administered by OFAC.

4.27 Customers and Suppliers.

(a) Schedule 4.27(a) sets forth the top ten (10) customers of the Company (including distributors), based on the dollar amount of consolidated revenues earned by the Company for each of the two most recent fiscal years and for the current fiscal year, and the revenues generated from such customers.

(b) Schedule 4.27(b) sets forth each vendor, supplier, reseller, service provider and other similar business relation of the Company from whom the Company purchased greater than $100,000 in goods or services over the course of the twelve (12) months ending April 30, 2011, or the nine (9) months ended January 31, 2012, the amounts owing to each such Person, and whether such amounts are past due.  Schedule 4.27(b) sets forth a schedule of outstanding purchase orders with each vendor, supplier, reseller, service provider and other similar business relation of the Company as of March 23, 2012.

(c) No customer, vendor, supplier, reseller, service provider or other similar business relation of the Company set forth or required to be set forth on Schedule 4.27(a) or Schedule 4.27(b) has given the Company or any of its Affiliates, officers, directors or employees written notice or to the Company’s Knowledge any other notice that it intends to stop or materially alter its business relationship with the Company (whether as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents or otherwise), or has during the past twelve (12) months decreased materially, or threatened to decrease or limit materially, its usage or purchase of the service or products  to the Company.  To the Company’s Knowledge, no such customer intends to cancel or otherwise substantially modify its relationship with the Company or to decrease materially or limit its usage or purchase of the services or products of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows, except as set forth in the Schedules that correspond with the Sections of this Article V, which Schedules shall identify any exceptions to the representations and warranties contained in this Article V (with reference to that particular Section to which such information relates):

5.1 Organization and Qualification of Seller; Authorization.

(a) Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has full power and authority to use its entity name and to own, lease or otherwise hold its properties, rights and assets that are necessary to carry on its business as presently conducted.  Seller is duly qualified, registered, licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification, registration or license necessary, except where the lack of such qualification, registration or license would not have a Material Adverse Effect.

(b) Seller is the sole record and beneficial owner of all of the Company Shares, and has good and valid title to the Company Shares, free and clear of all Encumbrances. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by Seller of this Agreement and of each Ancillary Document to which it is a party has been duly and validly authorized and approved by the board of directors or similar governing body of Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement or any Ancillary Document.  This Agreement has been duly executed and validly delivered by Seller and constitutes, and such other Ancillary Documents when duly executed and validly delivered by Seller will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, general equitable principles and an implied covenant of good faith and fair dealing.

5.2 No Violations.  The execution, delivery and performance of this Agreement by Seller and the Ancillary Documents do not, and the consummation of the transactions contemplated hereby or thereby will not, result in (i) a violation of or conflict with any provision of the certificate of formation of Seller or the Amended and Restated Operating Agreement of Seller, (ii) a violation of any Governmental Order or Law, to which Seller is subject, (iii) a breach of, or default (with or without notice or lapse of time, or both) under any provision of any Contract to which Seller is a party or by which any of its properties or assets are bound or (iv) the creation of any Encumbrance upon the Company Shares.

5.3 Brokers’ Fees; Payments to Others.  Seller has not engaged, or caused to be incurred any Liability to any investment banker, finder, broker, or sales agent or any other Person in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby for which the Company or Buyer could be liable.

5.4 Governmental Approvals.  No approval, authorization, consent or other order or action of or filing, notification, declaration or registration with, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby other than the filing of all notices, reports and other documents required by, and the expiration or termination of all waiting periods under, the HSR Act.

5.5 Litigation.  There is no Litigation pending or, to the knowledge of Seller, threatened against Seller or any of its assets, benefits plans or other Seller agents or fiduciaries, rights or properties, at law or at equity in any court or before any Governmental Entity that has had or would reasonably be expected to materially affect the ability of Seller to timely perform its obligations under this Agreement or any Ancillary Agreement.  Seller is not a party or subject to or in material default under any Governmental Order that has had or would reasonably be expected to materially affect the ability of Seller to timely perform its obligations under this Agreement or any Ancillary Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as follows, except as set forth in the Schedules that correspond with the Sections of this Article VI, which Schedules shall identify any exceptions to the representations and warranties contained in this Article VI (with reference to that particular Section to which such information relates):

6.1 Organization of Buyer; Authorization.

(a) Buyer has been duly incorporated and is validly existing and in good standing under the laws of the State of Utah.  Buyer has full power and authority to use its corporate name and to own, lease or otherwise hold its properties, rights and assets that are necessary to carry on its business as presently conducted.  Buyer is duly qualified, registered, licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification, registration or license necessary, except where the lack of such qualification, registration or license would not have a Material Adverse Effect.

(b) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by Buyer of this Agreement and of each Ancillary Document to which it is a party has been duly and validly authorized and approved by the board of directors or similar governing body of Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement or any Ancillary Document.  This Agreement has been duly executed and validly delivered by Buyer and constitutes, and such other Ancillary Documents when duly executed and validly delivered by Buyer will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, general equitable principles and an implied covenant of good faith and fair dealing.

6.2 No Violations.  The execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party do not, and the consummation of the transactions contemplated hereby or thereby will not, conflict with or result in (i) a violation of or conflict with any provision of the certificate of incorporation or bylaws of Buyer or (ii) a violation of any Governmental Order or Law, to which Buyer is subject.

6.3 Governmental Approvals.  No approval, authorization, consent or other order or action of or filing, notification, declaration or registration with, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by Buyer as contemplated hereby and the consummation of the other transactions contemplated by this Agreement and the Ancillary Documents, other than the filing of all notices, reports and other documents required by, and the expiration or termination of all waiting periods under, the HSR Act.

6.4 Brokers.  Buyer has not engaged, or caused to be incurred any Liability or obligation to any investment banker, finder, broker, or sales agent or any other Person in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby for which the Company (at or before the Closing) could be liable.

6.5 Securities Laws Representations.  Buyer represents and warrants that Buyer will acquire the Company Shares solely for investment purposes and for its own account and not with a view to the distribution thereof.

6.6 Sophistication.  Buyer (a) is an “accredited investor” as defined in the rules promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Buyer’s investment in the Company and (b) has the ability to bear the economic risks of such investment.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1 Non-solicitation.

(a) During the period commencing on the date hereof and ending three (3) years following the Closing Date (the “Non-Solicitation Term”), Seller and Parent will not, either directly or indirectly through any of their Affiliates or otherwise, (i) induce or attempt to induce any Person employed by the Company immediately following the Closing Date to leave the employ of the Company or (ii) in any way interfere with the relationship between the Company and any Person employed by the Company immediately following the Closing Date while such person is an employee of the Company; provided, however, that the foregoing will not prohibit Seller, Parent or any of their Affiliates from making generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the employees of the Company.

(b) In the event of a breach by Seller or Parent of any covenant set forth in Section 7.1(a), the term of such covenant will be extended by the period of the duration of such breach.

(c) Seller and Parent acknowledge that the covenants of Seller and Parent set forth in this Section 7.1  are an essential element of this Agreement and that, but for the agreement of Seller and Parent to comply with these covenants, Buyer would not have entered into this Agreement.  Seller and Parent acknowledge that this Section 7.1 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by Buyer.  Seller and Parent have independently consulted with their counsel and after such consultation agrees that the covenants set forth in this Section 7.1 are reasonable and proper.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Section 7.1 were not performed by Seller, Parent or their Affiliates in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy.  Accordingly, the parties hereto agree that, in addition to any other remedies, Buyer shall be entitled to enforce the terms of this Section 7.1 by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Seller and Parent hereby waive any requirement for the securing or posting of any bond in connection with such remedy.

7.2 Repayment of Indebtedness.  The Company shall cause all Indebtedness to be paid off and all Encumbrances (other than liens for Taxes not yet due and payable) on the Company’s assets relating thereto to be released at or prior to the Closing, other than with respect to the Copier Lease.

7.3 Confidentiality Agreement of Seller and Parent.  Seller and Parent acknowledge and agree that all Confidential Information (as defined below) regarding the Company known or obtained by Seller and Parent, whether before or after the date hereof, is the property of the Company.  Therefore, Seller and Parent agree that each will not, at any time, disclose or cause to be disclosed to any unauthorized Persons or use or cause to be used for its own account or for the benefit of any third party any Confidential Information regarding the Company, whether Seller or Parent has such information in its memory or embodied in writing or other physical form or any computer readable format, without Buyer’s prior written consent, unless and to the extent that disclosure is required by applicable Law (in which event such Seller or Parent, as applicable, shall give Buyer as much notice of such disclosure as is practicable and permitted by Law and shall cooperate with Buyer, at Buyer’s cost and expense, to obtain appropriate protective orders or similar protection).  Seller and Parent agree to deliver to Buyer, or at their option to destroy (and confirm in writing), at any time following the Closing as Buyer may reasonably request, all documents, memoranda, notes, plans, records, reports, summaries and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the business, operations, or affairs of the Company and any other Confidential Information regarding the Company and/or Buyer that Seller or Parent, as applicable, may then possess or have under its control, provided Seller and Parent shall each be entitled to retain Confidential Information to the extent required to comply with, or as may be necessary for purposes of establishing compliance with, applicable legal or regulatory requirements.  For purposes of this Agreement, “Confidential Information” shall mean any and all business, tax or financial information and any and all information, however documented, that is a trade secret within the meaning of applicable statutory or case law concerning the business and affairs of the Company, or Buyer, whether or not marked as “secret” or “confidential,” including (i) product specifications; data; know-how; formulas; compositions; processes; designs; sketches; photographs; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned manufacturing and distribution methods and processes; customer lists; current and anticipated customer requirements; price lists; market studies; business plans; computer software and programs; database technologies; and concepts, ideas and methods; (ii) all financial statements; financial projections and budgets; historical and projected sales; and capital spending budgets and plans; and (iii) any and all notes, analyses, compilations, studies, summaries and other material prepared by or for the Company, or Buyer containing or based, in whole or in part, on any of the foregoing information.  Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally known to the public or available for use by the public other than as a result of breach of this Section 7.3 or breach of any other Person known by Seller or Parent to be bound by a duty of confidentiality to Buyer or the Company, (ii) is known to Parent or Seller prior to Parent or Seller receiving such Confidential Information or (iii) becomes available to Seller or Parent on a non-confidential basis, from a source (other than Buyer, the Company or any of their respective employees or representatives) who is reasonably believed by Seller or Parent to be entitled to disclose such information without breach of confidentiality to the Company or Buyer.  This Section 7.3 shall terminate two (2) years following the Closing Date.

7.4 Certain Tax Matters.

(a) Tax Indemnity.  Seller and Parent agree to, jointly and severally, indemnify, defend and hold the Buyer Indemnified Parties harmless from and against any and all Losses incurred or suffered by any Buyer Indemnified Parties, arising out of or relating to or resulting from any: (i) Taxes of the Company, or Taxes of any Person (other than the Company) for which the Company is liable as a transferee or successor, by Contract or otherwise, with respect to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period; (ii) Taxes of Seller (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of its Affiliates (excluding the Company) for any Tax period, other than any Transfer Taxes for which the Buyer is responsible under Section 7.4(g); (iii) Taxes of any Person (other than the Company) for which the Company is liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) as a result of any affiliation existing at any time prior to the Closing; and (iv) any Taxes resulting from a breach of any representation or warranty in Section 4.15 (with Losses arising out of or relating to or resulting from such breach being measured without regard to any “materiality,” “Material Adverse Effect” or similar qualifiers); provided, however, that Seller and Parent shall have no liability under this Section 7.4(a) for (x) any Losses relating to any Taxes to the extent such Taxes were specifically reflected in Final Working Capital and (y) any Losses relating to any Buyer Closing Date Taxes.

(b) Tax Returns.

(i) Pre-Closing Income Tax Returns Filed Post-Closing.  Seller shall prepare, or shall cause to be prepared, all Income Tax Returns in respect of the Company that relate to Pre-Closing Tax Periods but that are required to be filed after the Closing Date, and Seller shall pay, or cause to be paid, to Buyer all Taxes due with respect to such Income Tax Returns; provided, however, that Seller shall have no liability for any such Taxes to the extent such Taxes (A) were specifically reflected in Final Working Capital or (B) are Buyer Closing Date Taxes.  All such Income Tax Returns shall be prepared by treating items on such Income Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law.  Seller shall deliver to Buyer, at least twenty (20) days prior to the due date (taking into account extensions) for the filing of each such Income Tax Return, a draft of such Tax Return for Buyer’s review.  Seller shall consider in good faith any reasonable comments that Buyer submits to Seller in writing no less than ten (10) days before the due date for filing each such Income Tax Return and shall not finalize the form of such Income Tax Return without Buyer’s prior written consent (not to be unreasonably withheld or delayed).  No less than two (2) Business Days before the due date for filing each such Income Tax Return, Seller shall deliver to Buyer the final form of such Income Tax Return and a cash payment equal to the amount of any Taxes for which Seller is responsible under this Section 7.4(b)(i).  Buyer shall timely file, or shall cause to be filed, with the relevant Tax Authority each such Income Tax Return and timely pay to the relevant Tax Authority all Taxes due with respect to each such Income Tax Return.

(ii) Pre-Closing Non-Income Tax Returns Filed Post-Closing.  Buyer shall prepare, or shall cause to be prepared, all Non-Income Tax Returns of the Company that relate to Pre-Closing Tax Periods but that are required to be filed after the Closing Date and Seller shall pay, or cause to be paid, to Buyer all Taxes due with respect to such Non-Income Tax Returns; provided, however, that Seller shall have no liability for any such Taxes to the extent such Taxes (A) were specifically reflected in Final Working Capital or (B) are Buyer Closing Date Taxes.  All such Non-Income Tax Returns shall be prepared by treating items on such Non-Income Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law.  Buyer shall deliver to Seller, at least ten (10) days prior to the due date (taking into account extensions) for filing of each such Non-Income Tax Return for Seller’s review a draft of such Non-Income Tax Return.  Buyer shall consider in good faith any reasonable comments that Seller submits to the Buyer in writing no less than five (5) days before the due date for filing each such Non-Income Tax Return and Buyer shall not file any such Non-Income Tax Return without Seller’s prior written consent (not to be unreasonably withheld or delayed).  Seller shall pay to Buyer any Taxes for which it is responsible under this Section 7.4(b)(ii) at least two (2) Business Days prior to the due date for paying the Taxes in question.  Buyer shall timely file, or shall cause to be timely filed, with the relevant Tax Authority each such Non-Income Tax Return and shall timely pay to the relevant Tax Authority all Taxes due with respect to each such Non-Income Tax Return.

(iii) Straddle Period Tax Returns.  Buyer shall prepare, or cause to be prepared, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company for any Straddle Period.  Except as required by applicable Law, such Straddle Period Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, but only to the extent such items would impact any payment required to be made by Seller under this Section 7.4(b)(iii).  Buyer shall deliver to Seller, at least (20) days before the due date (taking into account extensions) for filing each Straddle Period Tax Return (or, in the case of Straddle Period Tax Returns which are Non-Income Tax Returns, ten (10) days before such due date), a draft of such Straddle Period Tax Return for Seller’s review.  Buyer shall consider in good faith any reasonable comment that Seller submits to Buyer no less than ten (10) Business Days (or, in the case of Straddle Period Tax Returns which are Non-Income Tax Returns, five (5) days) prior to the due date of such Straddle Period Tax Return and Buyer shall not file any such Straddle Period Tax Return without Seller’s prior written consent (not to be unreasonably withheld or delayed).  Seller shall be responsible for all Taxes due with respect to any Straddle Period Tax Return to the extent allocable to the pre-Closing portion of such Straddle Period; provided, however, that Seller shall have no liability for any such Taxes to the extent such Taxes (A) were specifically reflected in Final Working Capital or (B) are Buyer Closing Date Taxes.  Seller shall pay to Buyer any Taxes for which it is responsible under this Section 7.4(b)(iii) not later than two (2) Business Days prior to the due date for paying the Taxes in question.  Buyer shall timely file, or shall cause to be timely filed, with the relevant Tax Authority each Straddle Period Tax Return and shall timely pay to the relevant Tax Authority all Taxes due with respect to each Straddle Period Tax Return.

(iv) Allocation.  For all purposes of this Agreement, the portion of any Tax with respect to any Straddle Period that is allocable to the pre-Closing portion of such Straddle Period will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date, provided that any Buyer Closing Date Taxes shall be deemed to arise in the post-Closing portion of any Straddle Period.

(c) Cooperation.  Buyer and the Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Seller, Buyer or the Company, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Buyer and the Company shall retain all books and records with respect to Taxes until 90 days after the later of (1) the first date on which Tax Claims may no longer be asserted under this Agreement and (2) the final resolution of the last outstanding Tax Claim.  After such time, Buyer shall be entitled to destroy or discard any such books and records unless Buyer has received prior written notice from Seller stating that Seller intends to take possession of such books and records.

(d) Tax Contests.

(i)

(A) Upon receipt by Buyer, the Company or any of their respective Affiliates of any written notice of any Section 7.4(d) Tax Contest, Buyer shall promptly (and in any event within fifteen (15) days) notify Seller in writing of such Tax Contest.  Any failure of Buyer to timely notify Seller of any Tax Contest shall not relieve Seller and Parent of any liability with respect to such Tax Contest except to the extent Seller or Parent was actually prejudiced as a result thereof.

(B) Upon the receipt by Seller of any written notice of any Section 7.4(d) Tax Contest, Seller shall promptly (and in any event within fifteen (15) days) notify Buyer in writing of such Tax Contest; provided, however, that Seller shall have no such obligation if Buyer, the Company or any of their respective Affiliates has also received notice of such Tax Contest.  Seller shall have no liability for any failure by Seller to timely notify Buyer of any Section 7.4(d) Tax Contest except to the extent Buyer was actually prejudiced as a result thereof.

(ii) Seller shall, through its representatives and at its own expense, have control of the conduct of all Section 7.4(d) Tax Contests with respect to Pre-Closing Tax Periods, including any settlement or compromise thereof; provided, however, that (A) Seller shall keep the Buyer reasonably informed of the progress of any such Tax Contest, (B) Seller shall (x) deliver copies of any material written materials to be submitted to any Tax Authority relating to such Tax Contests to Buyer for its review sufficiently in advance of the submission so as to give Buyer a reasonable period of  time to review and (y) consider in good faith any reasonable comments that are timely made by Buyer prior to the submission of such written materials to such Tax Authority, (C) Buyer shall be entitled to attend any meetings or conferences with any Tax Authority relating to such Tax Contests at which Seller or any of its representatives are present; and (D) Seller shall not affect any such settlement or compromise with respect to any such Tax Matters without obtaining Buyer’s prior written consent (which shall not be unreasonably withheld or delayed).

(iii) The Parties shall jointly control any Section 7.4(d) Tax Contests not described in clause (ii) above (including any such Tax Contest that relates to a Straddle Period).

(iv) In the event of any conflict or overlap between the provisions of this Section 7.4(d) (Tax Contests) and Section 8.4 (Procedure for Third Party Claims), the provisions of this Section 7.4(d) shall control.

(e) Tax Sharing Agreements.  All Tax sharing agreements or similar agreements between the Company, on the one hand, and any of the Seller and its Affiliates, on the other hand, shall be terminated prior to the Closing, and, after the Closing, the Company shall not be bound thereby or have any liability thereunder.

(f) Refunds.  Seller shall be entitled to the amount of any refund of Taxes of the Company with respect to any Pre-Closing Tax Period or any pre-Closing portion of any Straddle Period which refund is actually recognized by Buyer or its subsidiaries (including the Company) after the Closing, net of any cost to Buyer and its Affiliates attributable to the obtaining and receipt of such refund, except to the extent such refund arises as the result of a carryback (if made in compliance with Section 7.4(h)) of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date, such refund was included as an asset in the calculation of Final Working Capital, or such refund relates to a Buyer Closing Date Tax.  Buyer shall pay, or cause to be paid, to Seller any amount to which Seller is entitled pursuant to the prior sentence within two (2) Business Days of the receipt of the applicable refund by Buyer or its subsidiaries.  To the extent such refund is subsequently disallowed or required to be returned to the applicable Tax Authority, Seller agrees promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to Buyer.

(g) Transfer Taxes.  All transfer, stamp, documentary, sales, use and other similar Taxes (including all applicable real estate transfer Taxes) imposed on or in respect of the sale of the Company Shares to Buyer (“Transfer Taxes”) will be borne 50% by Seller and 50% by Buyer.  Each party hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which such party is liable.  Each party shall provide the other party with evidence reasonably satisfactory to the other party that any such Transfer Taxes payable by the first party have been timely paid.  Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

(h) Limitations on Amended Returns and Carrybacks.  Without the prior written consent of Seller (not to be unreasonably withheld or delayed), Buyer shall not amend any Tax Return of the Company for any Pre-Closing Tax Period or Straddle Period or carryback any Tax attributes from any Post-Closing Tax Period or Straddle Period to any Pre-Closing Tax Period or Straddle Period.

(i) Withholding.  Notwithstanding any other provision to this Agreement, each of Buyer, the Company and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as each of Buyer, the Company and the Escrow Agent is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.  The parties hereto agree to provide Buyer or to assist Buyer in obtaining, Forms W-8 and/or W-9 or such other forms relating to Buyer’s obligations to withhold as Buyer may reasonably request. For the avoidance of doubt, (1) any income earned in respect of the Escrow Amount shall be taxable to Buyer (and any income tax shall be paid by Buyer from its own funds) and (2) to the extent any amounts are required to be so withheld from any distributions from the Escrow Amount, such amounts required to be withheld shall be distributed to Buyer (or an entity designated by Buyer) to enable Buyer (or any such designated entity) to comply with its withholding obligations (including without limitation, any obligations of the Company).

(j) Severance Deductions.  The parties agree that the Tax benefits of any Severance Payments and Transition Payments shall be allocated between the Parties as follows (regardless of whether such payments are made or such Tax benefits arise in a Pre-Closing Tax Period, a Straddle Period or a Post-Closing Tax Period): the Tax benefits associated with $250,000 of such payments shall inure to the Buyer’s benefit and the Tax benefits associated with all remaining payments shall inure to the Seller’s benefit.  Accordingly, (1) to the extent that less than $250,000 of the Severance Payments and Transition Payments are deductible in a Post-Closing Tax Period (or the post-Closing portion of a Straddle Period), the payments made by Seller to Buyer under Sections 7.4(b)(i) and/or (b)(iii) in respect of the Company’s Income Tax Returns shall be increased so as to transfer the benefits of the shortfall in post-Closing deductions to Buyer and (2) to the extent that more than $250,000 of the Severance Payments and Transition Payments are deductible in a Post-Closing Tax Period (or the post-Closing portion of a Straddle Period), the payments made by Seller to Buyer under Sections 7.4(b)(i) and/or (b)(iii) in respect of the Company’s Income Tax Returns shall be reduced so as to transfer the benefits of the shortfall in pre-Closing deductions to Seller.

(k) Tax Treatment of Indemnity Payments.  Any payments made to any party pursuant to Section 7.4(a) (Tax Indemnity) or Article VIII (Survival and Indemnification) shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer, the Company and Seller on their Tax Returns to the extent permitted by Law.

7.5 Public Announcements.  No party shall, without the approval of each of the other parties, issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement, except as and to the extent that such party shall be so obligated by applicable Law or the rules of any applicable stock exchange.  Upon the prior written consent of Seller, which Seller shall not unreasonably withhold, condition or delay, Buyer shall issue a press release relating to the transactions contemplated by this Agreement.

7.6 Obligations to Continuing Employees.  Buyer will cause each employee benefit plan or program or service-based policy of Buyer in which employees who continue to be employed by Buyer after the Closing are eligible to participate to take into account, for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under any defined benefit pension plan) and levels of benefits thereunder, the pre-Closing service of such employees as if such service were with Buyer to the same extent that such service was recognized by the Company immediately prior to the Closing under the comparable Benefit Plan; provided, that such crediting of service does not result in any duplication of benefits.  Buyer shall provide, or cause to be provided, to any current or former employee of the Company and such individual’s “qualified beneficiaries” (within the meaning of COBRA) whose “qualifying event” (within the meaning of COBRA) occurs prior to, on or after the Closing Date with such COBRA continuation coverage as any such individual is entitled.

7.7 Director and Officer Liability and Indemnification.  For a period  of six years after the Closing, Buyer shall not, and shall not permit the Company to, amend, repeal or modify any provision in the Company’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any officers and directors (each, a “D&O Indemnified Person”) (unless required by Law), it being the intent of the parties that the officers and directors of the Company shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the Law; provided that (i) any such provision may be amended or otherwise modified from time to time so long as such amendment or other modification does not adversely affect a D&O Indemnified Person’s right to exculpation, indemnification and advancement of expenses to the full extent of the Law and (ii) such officers and directors shall not be entitled to such exculpation, indemnification and advances of expenses if the need for exculpation, indemnification or advances of expenses arises from a dispute between Seller or Parent on the one hand and such officers or directors on the other hand.

7.8 Further Assurances.  In case at any time after the Closing any further action is necessary or reasonably desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.  The Company and Buyer acknowledge and agree that from and after the Closing, the Company will continue in possession of all documents, books, records, agreements and financial data of any sort relating to the Company.

7.9 Physical Count of Inventory.  Seller shall provide all reasonable cooperation necessary to permit Buyer and its auditor to conduct a reasonable physical count of the inventory of the Company, wherever located, on the Closing Date or the first day or Business Day prior to the Closing Date, or such other time reasonably acceptable to Buyer.

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION

8.1 Survival.  The representations and warranties in this Agreement shall terminate at the Closing, except (i) that the representations and warranties made in Sections 4.1, 4.2, 4.14, 4.15, 4.16, 4.25, 5.1, 5.3, 6.1 and 6.4 (and any right to claim indemnification in respect of any breach of such representations or warranties) shall survive for a period of five (5) years from the Closing Date; and (ii) in the case of fraud or willful misconduct.  The obligations of Seller and Parent to provide indemnification under Section 7.4(a) in respect of any Tax Claim not described in the preceding sentence shall survive for a period of five (5) years from the Closing Date.  All (a) covenants and agreements (other than with respect to indemnification by Seller and Parent in respect of Tax Claims) that by their terms apply or are to be performed in whole or in part after the Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed and (b) covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing.  Notwithstanding the foregoing, any claim with respect to any breach of any representation or warranty specified in clause (i) of this Section 8.1 or any breach of a post-Closing covenant (and the indemnification obligations of the parties hereto with respect to any representation or warranty specified in clause (i) of this Section 8.1 (including with respect to any Tax Claim)) will continue if a claim for indemnification shall have been given in accordance with this Article VIII (or Section 7.4(d), in the case of a Section 7.4(d) Tax Claim) on or prior to the date such representation or warranty or covenant  terminates pursuant to this Section 8.1, until such claim for indemnification has been satisfied or otherwise resolved as provided herein.

8.2 Indemnification.

(a) Seller and Parent hereby agree, following the Closing, jointly and severally, to indemnify, defend and hold Buyer and Buyer’s Affiliates (including the Company), and each of their respective directors, officers, employees, agents, stockholders, partners, members, successors and assigns (collectively, the “Buyer Indemnified Parties”), harmless from and against any and all Losses incurred or suffered by any Buyer Indemnified Parties, arising out of or relating to or resulting from:

(i) any breach of any representation or warranty of the Company or Seller contained in this Agreement or any Ancillary Document that survives the Closing Date pursuant to Section 8.1 (with Losses arising out of or relating to or resulting from such breach being measured without regard to any “materiality,” “Material Adverse Effect” or similar materiality qualifiers);

(ii) any breach of any covenant or other agreement of Seller or Parent to be performed following the Closing Date contained in this Agreement;

(iii) any Transaction Expenses; and

(iv) Indebtedness outstanding as of Closing (other than the Copier Lease);

provided that Seller and Parent shall have no liability under this Section 8.2(a) for any Losses reflected as a liability in Final Working Capital.  This Section 8.2(a) shall not apply to indemnification in respect of any Tax Claims, indemnification for which shall be governed by Section 7.4(a).

(b) Buyer hereby agrees, following the Closing, to indemnify, defend and hold Seller, Parent and each of their respective Affiliates, and each of their respective directors, officers, employees, agents, stockholders, partners, members, successors and assigns (collectively, the “Seller Indemnified Parties”), harmless from and against any and all Losses incurred or suffered by any Seller Indemnified Parties, arising out of or relating to or resulting from:

(i) any breach of any representation or warranty of Buyer contained in this Agreement or any Ancillary Document that survives the Closing Date pursuant to Section 8.1 (with Losses arising out of or relating to or resulting from such breach being measured without regard to any “materiality,” “Material Adverse Effect” or similar materiality qualifiers); and

(ii) any breach of any covenant or other agreement of Buyer or the Company to be performed following the Closing Date contained in this Agreement.

8.3 Limitations on Indemnity.

(a) Except in the case of fraud or willful misconduct and except with respect to the Company Fundamental Representations or any Tax Claim not involving the Company Fundamental Representations, Seller and Parent shall not be liable to the Buyer Indemnified Parties for any matters set forth in Section 8.2(a)(i) unless and until the aggregate amount of all Losses therefrom exceeds an amount equal to $100,000 (the “Basket”), but then for the aggregate amount of all Losses.  Except in the case of fraud or willful misconduct and except with respect to the Company Fundamental Representations or any Tax Claim not involving the Company Fundamental Representations, in no event shall Seller’s and Parent’s aggregate liability to Buyer Indemnified Parties for Losses with respect to the matters contained in Section 8.2(a)(i) exceed ten percent (10%) of the Purchase Price (the “Cap”).  With respect to all representations and warranties of the Company in this Agreement, including the Company Fundamental Representations, and all Tax Claims not involving the Company Fundamental Representations, in no event shall Seller’s and Parent’s aggregate liability to the Buyer Indemnified Parties for Losses with respect to the matters contained in Section 8.2(a)(i) and Section 7.4(a) exceed the Purchase Price.

(b) Seller and Parent shall be jointly and severally liable for all indemnity claims for Losses under Section 8.2 and Section 7.4(a); provided that, except in the case of fraud or willful misconduct, in no event shall Seller’s and Parent’s aggregate liability to Buyer Indemnified Parties with respect to the matters contained in Section 8.2(a)(i) and Section 7.4(a) exceed the respective amounts set forth in Section 8.3(a).

(c) Except in the case of fraud or willful misconduct, Buyer shall not be liable to the Seller Indemnified Parties for any matters contained in Section 8.2(b)(i) unless and until the aggregate amount of all Losses therefrom exceeds the Basket, but then for the aggregate amount of all Losses.  Except in the case of fraud or willful misconduct, in no event shall Buyer’s aggregate liability to the Seller Indemnified Parties for Losses with respect to the matters contained in Section 8.2(b)(i) exceed the Purchase Price.

(d) The amount of any and all Losses under this Article VIII and Section 7.4 shall be determined net of any Tax benefits actually realized by any party seeking indemnification hereunder arising from the deductibility or amortization of any such Losses in (i) the taxable year in which the matters giving rise to the applicable Losses are finally resolved (the “Resolution Year”), or (ii) any taxable year prior to the Resolution Year.

(e) In no event shall a Buyer Indemnified Party or a Seller Indemnified Party be entitled to recover or make a claim for any amounts in respect of punitive damages unless such amounts are paid to a third party.

(f) Notwithstanding anything to the contrary in Section 4.15, Section 7.4 or this Article VIII, in no event shall any Losses arising out of or relating to or resulting from any breach of any representations or warranties in Section 4.15 (other than those in Section 4.15(j)) include any Losses arising out of or relating to or resulting from any Taxes with respect to any Post-Closing Tax Period or any Straddle Period (or, in either case, any portion thereof) beginning after the earlier of (1) the date on which Buyer, the Company or any of their respective Affiliates first receives any written communication from either (A) any Tax Authority that such Tax Authority intends to challenge the specific Tax matter that forms the basis of such breach or (B) any Person other than a Tax Authority that such Person intends to assert a claim with respect to the specific Tax matter that forms the basis of such breach or (2) the date on which Buyer, the Company or any of their respective Affiliates sends any written communication to Seller or Parent that the Buyer, the Company or any of their respective Affiliates intends to assert a claim with respect to the specific Tax matter that forms the basis of such breach.

8.4 Procedure for Third Party Claims.

(a) In the event that any written claim or demand for which a party (the “Indemnifying Party”) may have liability to the other party (the “Indemnified Party”) hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, including a Tax Claim other than a Section 7.4(d) Tax Claim (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than sixty (60) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim and the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim) (a “Claim Notice”); provided that no delay on the part of the Indemnified Party in giving any such notice of a Third Party Claim shall relieve the Indemnifying Party of any indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay.  The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its sole cost and expense.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed), settle, compromise or consent to the entry of any judgment in respect of any Third Party Claim if any Indemnified Party is a party to the applicable claim or has been actually threatened to be made a party thereto unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim and provides solely for monetary relief to be satisfied by the Indemnifying Party.  Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of the defense against any Third Party Claim if:  (i) the Indemnifying Party does not assume the defense thereof promptly, but in any event, within the Notice Period; (ii) the Indemnifying Party does not conduct the defense of the Third Party Claim with reasonable diligence and in good faith; or (iii) the Third Party Claim (a) seeks non-monetary, equitable or injunctive relief, (b) seeks monetary damages equal to or in excess of 125% of the Cap, (c) alleges violations of criminal law, or (c) includes as the named parties in any such Third Party Claim both a Buyer Indemnified Party, on the one hand, and Seller Indemnified Party, on the other hand, and such Indemnified Party shall have been advised by outside counsel that a conflict of interest exists under applicable ethical guidelines and that it would be impermissible to have the same counsel represent both parties.  In any such event, the Indemnified Parties shall have the right to assume the defense thereof and employ separate counsel reasonably satisfactory to the Indemnifying Party at the Indemnifying Party’s expense.

(c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall assume its own defense and prosecute, appeal, negotiate, resolve, settle, compromise, arbitrate or otherwise pursue such Third Party Claim, in whole or in part, at the cost and expense of the Indemnifying Party; provided that (i) the Indemnifying Party shall have the right to participate in the defense of such Third Party Claim at its sole cost and expense, but the Indemnified Party shall control such defense, and (ii) the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent; provided that the Indemnifying Party shall not unreasonably withhold or delay such consent; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(d) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(e) In the case of a Section 7.4(d) Tax Claim, the provisions of this Section 8.4 shall not apply, and instead the provisions of Section 7.4(d) shall apply.

8.5 Payments.  Following resolution of a claim under this Article VIII or Section 7.4, payment of all indemnity claims under Section 8.2 and Section 7.4 shall be paid by the Indemnifying Party pursuant to this Article VIII or Section 7.4, as applicable, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder.

8.6 Exclusive Remedy; No Claims Against the Company.  Except with respect to claims based on fraud or willful misconduct or the availability of equitable remedies, as provided in Section 9.12, the parties hereto expressly acknowledge and agree that the indemnity rights set forth in this Article VIII and Section 7.4 shall constitute the sole and exclusive remedies available to such party for any breach of any warranty, representation or covenant or other agreement of any other party to this Agreement.  Neither Parent nor Seller shall, after the Closing, be entitled to seek or recover by contribution or otherwise any amounts from the Company on account of any breach of any representation or warranty or covenant or other agreement contained in this Agreement prior to the Closing or otherwise.

ARTICLE IX
MISCELLANEOUS

9.1 Amendment; Waiver.  Any provision of this Agreement may be amended or waived, if and only if, such amendment or waiver is in writing and signed, in the case of any amendment, by Seller and Buyer (or, with respect to Sections 2.3, 2.4, 7.1, 7.3, 7.4, 7.7, 8.1-8.6, and 9.1- 9.13, Seller, Parent and Buyer), or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.2 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by personal delivery, by United States certified or registered mail, return receipt requested, postage prepaid, or by facsimile (upon electronic confirmation of transmission) or receipted overnight courier services on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, in each case with a copy sent via electronic mail (if an electronic mail address of the party to whom the relevant communication is being made has been designated pursuant hereto), addressed to the respective parties hereto as follows:

Buyer or the Company (following the Closing):

Schiff Nutrition Group, Inc.
2002 South 5070 West
Salt Lake City, Utah 84104
Attn:  General Counsel
Facsimile:  (801) 972-6532
Email:  scottm@schiffnutrition.com

With a copy to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attn:  Tad Freese
Facsimile:  (650) 463-2600
Email:  tad.freese@lw.com

Seller, Parent or the Company (Prior to Closing):

GF Capital Management & Advisors
767 Fifth Avenue, 46th Floor
New York, New York 10153
Attn:  Erik Baker
Facsimile:  (212) 433-1239
Email: ebaker@gfcap.com
With a copy to:

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Attn:  John Schuster
Facsimile:  (212) 269-5420
Email:  jschuster@cahill.com
With a copy to:

Lindquist & Vennum PLLP
4200 IDS Center
80 South 8th Street
Minneapolis, Minnesota 55402
Attn:  Charles P. Moorse
Facsimile:  (612) 371-3207
Email:  cmoorse@lindquist.com

or to such other address as to any party hereto as such party shall designate by like notice to the other parties hereto.

9.3 Counterparts; Facsimile Transmission.  This Agreement may be executed in one or several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one (1) instrument.  Signatures of a party to this Agreement or other documents executed in connection herewith that are sent to the other parties by facsimile transmission or electronic mail shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party.

9.4 Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

9.5 Expenses.  Except as otherwise set forth herein, Buyer, on the one hand, and the Company, Parent and Seller, on the other hand, shall bear all costs, charges and expenses incurred by such parties in connection with this Agreement and the consummation of the transactions contemplated herein; provided, however, that Seller shall be responsible for all Transaction Expenses of the Company.  For the avoidance of doubt, (i) the filing fee under the HSR Act, (ii) all fees and expenses related to auditing the financial statements of Seller for the period from May 1, 2009 through October 6, 2009 and for the period from May 1, 2011 to January 31, 2012 and (iii) all fees and expenses related to consents of Seller’s auditors required for any filings with the Securities and Exchange Commission in connection with the transactions contemplated by this agreement shall be the obligation of Buyer.

9.6 Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

9.7 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company, Buyer, Seller and Parent, their heirs, representatives, successors, and permitted assigns, in accordance with the terms hereof.  This Agreement shall not be assignable by the Company, Seller or Parent without the prior written consent of Buyer.  This Agreement shall not be assignable by Buyer, except to one or more subsidiaries of Buyer, without the prior written consent of Seller.  This Agreement is not intended to confer upon any other Person other than the parties hereto any rights, remedies, obligations or benefits hereunder, except that Article VIII is intended to be for the benefit of, and may be enforced by, the Buyer Indemnified Parties.

9.8 Severability.  The invalidity, illegality or unenforceability of any provision of this Agreement (or any part of a provision) shall in no way affect the validity, legality or enforceability of any other provision (or part of a provision of this Agreement).  If a court or arbitrator finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the court or arbitrator shall then modify the provision to the minimum extent necessary in order to make such provision enforceable.  If, however, such court or arbitrator cannot or is unwilling to do so, then the invalid or unenforceable provision shall be severed from this Agreement, the remaining provisions of this Agreement shall be interpreted to provide and shall be enforced to the maximum extent under applicable Laws, and the parties hereto agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to its principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

9.10 Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the courts of the State of New York or any court of the United States District Court for the Southern District of New York in the event any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any legal proceeding relating to any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein in any court other than the courts of the State of New York or any court of the United States District Court for the Southern District of New York.  Each of the Company, Parent, Seller and Buyer hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any legal proceeding in connection with any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein.

(b) EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (II) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

9.11 Construction.

(a) When reference is made in this Agreement to a “Section” or “subsection” or “Article,” such reference shall be to a Section or SubSection or Article of this Agreement unless otherwise indicated.  Whenever the words “herein,” “hereof,” “hereto” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section of this Agreement.  Words using the singular or plural number also include the plural or singular number, respectively.

(b) The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The parties to this Agreement have participated jointly in the drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

(d) If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

9.12 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.10, this being in addition to any other remedy to which they are entitled at law or in equity.

9.13 Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties hereto with respect to the subject matter hereof.

(Signatures appear on the following pages)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE COMPANY:

AIRBORNE, INC.

By:	/s/ Darran M. Spence
Name:	Darran M. Spence
Title:	Chief Financial Officer

SELLER:

GF CONSUMER HEALTH, LLC

By:	/s/ Erik Baker
Name:	Erik Baker
Title:	Co-President

PARENT:

GF CAPITAL PRIVATE EQUITY FUND, L.P.

By:	GF Capital Private Equity GP, LLC, its general partner

By:	/s/ Erik Baker
Name:	Erik Baker
Title:	Member

BUYER:

SCHIFF NUTRITION GROUP, INC.

By:	/s/ Tarang P. Amin
Name:	Tarang P. Amin
Title:	President and Chief Executive Officer